Exhibit 10.13

Date: January 31, 2018

Upworth Capital Limited

and

Tycoon Partner Holdings Limited

and

Yang Bo

and

Wu Wenbei

and

Shen Taoyu

Sale and Purchase Agreement

in relation to

entire Issued Shares of

Think High Global Limited

Tso Au Yim & Yeung Solicitor

74-77 Connaught Road Central, Hong Kong

2/F, Beautiful Group Tower

Tel: 2537 3780

Fax: 2537 3477

File number: BT/1710103/COM

INDEX

1.	Definition and interpretation	2
2.	Share transfer	7
3.	Conditions	8
4.	Delivery	10
5.	Statements and warranties	12
6.	Profit guarantee	14
7.	Non-competition commitment	15
8.	Arrangements for the transition period	15
9.	Guarantee of guarantor	16
10.	Exclusivity	17
11.	Responsibility for breach of contract	18
12.	Confidentiality	18
13.	Force majeure and change in law	19
14.	Notification	19
15.	Governing law and legal document receiving agent	20
16.	Partially invalid	21
17.	Transfer	22
18.	Subsequent validity of this agreement	22
19.	Fees and expenses	22
20.	Copies and official languages	22
21.	General clause	22
22.	Other	23

Appendix
Appendix I	Basic information of related subjects	23
Appendix II	Structure	29
Appendix III	Reorganize	31
Appendix IV	Financial statements	33
Appendix V	Transfers	34
Appendix VI	List of Austrian deep processing personnel	38
Appendix VII	trademark	43
Appendix VIII	Declarations, promises and guarantees	44
Appendix IX	List of shareholders, directors, supervisors, and senior managers of Aoyu Deep Processing	53
Appendix X	Non-competitive letter of commitment	54
Appendix XI	Commitment letter of non-competition among employees	55
Appendix XII	Business	56
Appendix XIII	Deedpoll of convertible bond subscription agreement	57

Signature page		94

This agreement was signed by the following parties on January 31st, 2018:

(1)	Upworth Capital Limited, a limited liability company registered in Hong Kong (company registration number: 2570687), whose registered address is located at 11th floor, COFCO Building, 262 Gloucester Road, Causeway Bay, Hong Kong ("Upworth Capital" or "Buyer");

(2)	Tycoon Partner Holdings Limited, a limited liability company incorporated in the British Virgin Islands, whose registered address is at Vestra Corporate Services Centre, Wickhams Cay II, Roadtown, Tortola, VG 1110, British Virgin Islands (the "Seller");

(3)	Yang Bo, Chinese resident ID number 31010819810421058, whose address is Room 401, Unit 3, Building 6, Shuiqingmu Huayuan Community, Haidian District, Beijing, China ("Guarantor 1");

(4)	Wu Wenbei, Hong Kong ID number M295722(7), whose address is Room C, 3rd floor, Longteng Pavilion (Block 4), Fanling Mingdu Shopping Mall, Fanling, Hong Kong ("Guarantor 2"); and

(5)	Shen Taoyu, Chinese resident ID number 310109198009133216, whose address is Room 3501, No.69 Pinzun International, Lane 58, Tongchuan Road, Putuo District, Shanghai, China ("Guarantor 3");

(Guarantor 1, Guarantor 2 and Guarantor 3 are collectively referred to as "Guarantor")

Each party refers to any party of this agreement, while the buyer and seller or both parties refer to the buyer and the seller.

This agreement is signed in consideration of:

1.	The Seller directly beneficially owns 100% equity of Think High Global Limited ("Think High Global Limited" or "Target Company"), a limited liability company incorporated in British Virgin Islands ("Target Shares").

2.	Think High directly beneficially owns 100% equity of Allied Apex Limited ("Allied Apex"), a limited liability company established in Hong Kong.

3.	Allied Apex Limited directly and beneficially owns 100% equity of Shanghai Tanao New Materials Technology Co., Ltd. ("Shanghai Tanao"), a wholly owned enterprise with legal persons from Taiwan, Hong Kong and Macao.

4.	Shanghai Tanao directly beneficially owns 100% equity of Heilongjiang Mudanjiang Nongken Tanao Graphene Deep Processing Co., Ltd. ("Heilongjiang Tanao").

5.	Guarantor 1 holds 49% equity of Heilongjiang Mudanjiang Agriculture Aoyu Graphite Deep Processing Co., Ltd. ("Aoyu Deep Processing"), a limited liability company registered in China according to Chinese laws (unified social credit code: 91233003551319069R).

6.	Aoyu deep processing is engaged in research and development, production, procurement and sales of spherical graphite, micro-powder graphite and graphene.

7.	The purchaser is Earth Asia International Holdings Limited ("EarthAsia" or "listed company"), a wholly owned subsidiary between a listed company listed on the main board of HKEx (stock number: 6128.HK). The listed company plans to acquire 100% issued equity of each target company through the purchaser, and indirectly hold 100% issued equity of the target company.

8.	The purchaser intends to acquire and/or lease Aoyu Deep Processing and Aoyu Group's R&D, technology, production, procurement and sales related businesses, personnel and intangible assets related to spherical graphite, micropowder graphite and graphene. After friendly consultations, it is decided that Aoyu Deep Processing and Aoyu Group will transfer and/or lease the related assets and personnel to the seller by restructuring and establish and indirectly hold wholly foreign-owned enterprises through Think High, and then the buyer will acquire all the shares of Think High to indirectly hold overseas investment holding companies and related assets and operate related businesses.

9.	The seller intends to sell the target shares it holds to the buyer; The purchaser intends to transfer the target shares.

10.	The basic information about Think High, Allied Apex, Shanghai Tanao and Heilongjiang Tanao has been listed in Appendix 1 of this agreement. The enterprise structure before and after this transfer has been listed in Appendix II.

11.	The guarantor is the ultimate equity controller of the seller, and voluntarily undertake the guarantee responsibility for the seller to perform the obligations and responsibilities under this agreement to the buyer.

Based on the above, based on equality and voluntariness, the following terms and conditions of this agreement are reached by all parties through friendly negotiation for mutual adherence.

1.	Definition and interpretation

1.1	In this agreement, unless the context otherwise requires, the following words have the following meanings:

"Buyer"or "Upworth"	:	Upworth Capital Limited, the purchaser of this agreement, whose basic information has been listed in Appendix I (1);

"Seller"	:	Tycoon Partner Holdings Limited, the seller of this agreement, whose basic information has been listed in Appendix I (2);

"This agreement"	:	Refers to this transaction agreement;

"Think high" or "Target company"	:	Think High Global Limited is the target company of this equity transfer, and the seller holds 100% equity of this company, and its basic information has been listed in Appendix 1 (3);

"Sale of rights and interests"	:	Refers to the seller's direct and beneficial ownership of 100% equity of Think High Global Limited.

"These target companies" or "target groups"	:	Refers to the target company, Allied Apex, Shanghai Tanao and Heilongjiang Tanao, while "each target company" or "target company" refers to each of the companies;

"Allied Apex"	:	It refers to Allied Apex Limited, whose 100% equity is directly and beneficially owned by Think High, and its basic information has been listed in Appendix I (4);

"Shanghai Tanao"	:	Refers to Shanghai Tanao New Materials Technology Co., Ltd., whose 100% equity is directly and beneficially owned by Allied Apex, and its basic information has been listed in Appendix I (5);

"Heilongjiang Tanao"	:	Refers to Heilongjiang Mudanjiang Agriculture Tanao Graphene Deep Processing Co., Ltd., whose 100% equity is directly and beneficially owned by Shanghai Tanao, and its basic information has been listed in Appendix I (6);

"Aoyu deep processing"	:	Refers to Heilongjiang Mudanjiang Agriculture Aoyu Graphite Deep Processing Co., Ltd., a limited liability company registered in China according to Chinese laws, and its equity is held by guarantor 1 and Liu Lin 49% and 51% respectively;

"Aoyu Group"	:	Aoyu Graphite Group Co., Ltd., a limited liability company registered in China according to Chinese laws, has 81.3%,10.84% and 7.90% equity held by Liu Jinzhu, Jiang Jinku and Liu Chunyan respectively.

"Aoxing Energy"	:	Refers to Heilongjiang Aoxing Energy Technology Co., ltd

"Jixi Rural Commercial Bank Hengshan Branch"	:	Refers to Hengshan Branch of Heilongjiang Jixi Rural Commercial Bank Co., Ltd.

"Transfers"	:	Refers to the related businesses, personnel, intangible assets, etc. related to research and development, technology, production, procurement and sales of spherical graphite, micro-powder graphite and graphene transferred by Aoyu Deep Processing or Aoyu Group to the target group. The list and details of the transferred items have been listed in Appendix 5;

"Consideration"	:	Refers to HK$ 692,000,000, which is subject to the deduction of profit guarantee in Article 6 of this agreement;

"Equity transfer transaction"	:	Refers to the seller's intention to sell all the equity of Think High to the buyer, as detailed in Article 2 of this agreement.

"Consideration shares"	:	Refers to 86,000,000 ordinary shares with a face value of HK$ 0.01 in the share capital of the purchaser that the purchaser will cause the listed company to issue to the seller at a consideration of HK$ 2.79 per share according to Articles 2.3(b)(ii) and 4.2.2(B) of this agreement to pay part of the consideration;

"Convertible bonds"	:	Means that the purchaser urges the listed company to issue convertible bonds with a principal face value of HK$ 210,000,000 and thirty-nine (39) months and an annual interest rate of 5% to the seller according to Articles 2.3(b)(iii) and 4.2.2(C) of this agreement to pay part of the consideration;

"Converting shares"	:	Refers to the convertible bonds which can be converted into up to 75,268,817 ordinary shares of listed companies with a face value of HK$ 0.01 at a conversion price of HK$ 2.79 per share;

"Profit guarantee"	:	Refers to the profit guarantee made by the seller to the buyer according to Article 6 of this agreement on the audited consolidated after-tax net profit of the target group;

"Prerequisites Conditions"	:	May 31st, 2018, or the later date and time agreed by both parties in writing;

"Check"	:	Refers to the buyer's investigation and verification of the seller, the rights and interests to be sold, the transfer, the related business, assets, debts, activities, operations, prospects and other conditions of the target company as it deems necessary and appropriate;

"Board of Directors"	:	Refers to a company or enterprise at a certain time, and refers to the board of directors of the company or enterprise at that time;

"Disclosed"	:	Means that it has been disclosed in this agreement (including appendices) and these accounts in a fair and reasonable manner;

"Disposal"	:	Refers to any sale, transfer, exchange, lease, loan, lease, cancellation of lease, lease, license, direct or indirect reservation, abandonment, concession, assignment, handling or granting of any option, priority or other rights or interests, including signing any agreement on the above-mentioned behaviors;

"Property right burden"	:	Refers to any mortgage, mortgage, pledge, lien, mortgage, or adverse claims of any property, assets, rights, or interests (regardless of their nature), or the establishment of other property rights burdens, priorities or mortgage interests, or its deferred purchase, ownership retention, lease, sale, after-sales lease-back arrangement, or any agreement related to the above contents;

"Significant adverse change"	:	Refers to any change that has a significant adverse impact on the financial status, business or property,operating results, business prospects or assets of each target company as a whole;

"business"	:	Refers to the operation of the target group specified in Appendix XII after the completion of restructuring; business

"This transfer"	:	According to this agreement, the seller transfers the target equity to the buyer, and the buyer obtains the legal act of transferring the target equity held by the seller and all related transaction arrangements;

"Reorganization"	:	It means that Aoyu Deep Processing and Aoyu Group have transferred all the transferees to Heilongjiang Tanao, a subsidiary of the target company, and the required legal documents have been signed and implemented by Aoyu Deep Processing and/or Aoyu Group and Heilongjiang Tanao. The target group holds all the transferees and can engage in business. The reorganization structure diagram and steps have been listed in Appendix III.

"Financial statements"	:	Refers to the unaudited financial statements (English version) of these target companies from the establishment date to October 31, 2017, which are shown in Appendix 4;

"Industrial and commercial registration authority"	:	Refers to the competent government authority that issues the Business License of Enterprise Legal Person to relevant target companies and approves the registration of industrial and commercial changes;

"Industrial and commercial change registration"	:	Refers to the registration and filing procedures of industrial and commercial approval changes handled in the industrial and commercial registration authority for this transfer;

"Signing date"	:	Refers to the date of signing this agreement;

"Delivery"	:	Refers to the completion of the handover of relevant information of the target company according to Article 4 of this agreement, and all parties have fulfilled their respective obligations stipulated in this article;

"Delivery date"	:	Refers to the date of delivery according to Article 4.2;

"Tax"	:	Refers to all forms of taxes, including those collected in China and any other areas outside China, and those collected or collected by any legal, governmental, national, provincial, local or municipal authority. All forms of profits tax, profits tax, value-added tax and stamp duty and all levies, taxes, customs duties, fees, expenses, withholding and withholding taxes, whether collected or levied on profits, income, income, sales, trade, intellectual property rights, tangible or intangible assets or other special items, also include:(i) any tax-related fines, interest or other payments; And (ii) any tax relief, tax preference, tax credit, tax refund or financial return that is deprived or lost; The word "tax" should be interpreted in the same way.

"Relevant laws"	:	Refers to laws, regulations and normative documents applicable to one party to this agreement or the subject matter of this agreement, as well as notices, orders, decisions or other documents with mandatory binding force issued by legislative, administrative or judicial organs;zations.

"Guarantee"	:	Refers to (except Article 5.9) the statements, guarantees and commitments made by the seller concerning the target group listed in Article 5 and Appendix 7;

"Day"	:	Refers to the calendar day;

"Working day"	:	Refers to the days when licensed banks in Hong Kong are open for business during their normal business hours (except those days when tropical cyclone warning signal No.8 or above or "black" rainstorm warning signal is hoisted in Hong Kong at any time from 9: 00 a.m. to 5: 00 p.m.).

"Hong Kong Stock Exchange"	:	The Stock Exchange of Hong Kong Limited;

"Hong Kong Securities and Futures Commission"	:	Refers to the Hong Kong Securities and Futures Commission;

"Master Listing Rules"	:	Refers to the main board securities listing rules of the Hong Kong Stock Exchange;

"Connected person"	:	Has the same meaning as the word in Chapter 1 and Chapter 14A of the main listing rules;

"China"	:	Refers to the People's Republic of China, excluding Hongkong, Macao Special Administrative Region and Taiwan Province for the purpose of this agreement;

Hong Kong	:	Refers to Hong Kong Special Administrative Region of China;

"Written" or "Written form"	:	Refers to any handwritten, typed, or printed correspondence, including fax;

"RMB"	:	Refers to the legal currency of China;

"Hong Kong dollars" or "HK$"	:	Refers to the legal currency of Hong Kong; and

“%”	:	Refers to the per cent.

1.2	Unless otherwise specified in this agreement or the context otherwise requires:

(A)	All references to "Articles" in this agreement refer to the terms of this agreement.

(B)	"Appendix" and "Appendix" refer to the appendixes and appendices of this agreement, unless otherwise stated;

(C)	The serial numbers and titles of the clauses in this agreement are for convenience only and do not affect the interpretation or interpretation of this agreement.

(D)	Under this agreement, if the first day on which a right can be exercised is a non-working day, the right can be exercised on the first working day after that date; If the first day when an obligation should be performed is a non-working day, the obligation should be performed on the first working day after that date.

(E)	Any regulations, regulations or other legal provisions (including the main board listing rules), including those that have been modified, merged or reformulated (including the main board listing rules), or legal documents, orders or provisions issued according to these regulations, regulations or legal provisions, or these modified or reformulated regulations, regulations or legal provisions;

(F)	All parties have participated in the negotiation and drafting of this agreement. If there is any ambiguity or doubt about the intention or interpretation, the interpretation of this agreement shall be as if it were jointly drafted by all parties, and there shall be no unfair or unreasonable situation that obviously favors or harms any party in identification and proof.

(G)	If the context permits, "Seller", "Buyer" and "Guarantor" include their respective successors and permitted assignees.

(H)	Article 1 and the definitions and names adopted in the preamble are applicable throughout this Agreement and its appendices.

(I)	Appendixes form a part of this agreement and have the same legal effect as if they were clearly set forth in the text of this agreement; References to "this agreement" in this agreement include the appendix to this agreement.

2.	Share transfer

2.1	On the premise of abiding by the terms of this agreement,The seller, as the legal and beneficial owner of the target company, shall sell the selling interest to the buyer without any property right burden or any third-party rights (regardless of nature) at consideration on the delivery date (including all present or future rights including the right to enjoy any dividend or other distribution declared or paid after the date of this agreement);The buyer should buy the ownership of the selling interest from the seller. Unless the sale of all the sale rights is completed at the same time, the buyer is not obliged to purchase any part of the sale rights.

2.2	The consideration for the sale of the rights and interests is HK$ 692 million (the "consideration"), and the buyer has the right to adjust the consideration according to the completion of the profit guarantee in Article 6.

2.3	The buyer will pay the consideration to the seller in the following ways (or other ways agreed by the buyer and the seller in writing):

(a)	Subject to Article 3.6 of this agreement, the buyer agrees to pay a refundable deposit of HK$ 50,000,000 (the "deposit") to the seller as part of the consideration;

(b)	On the premise of meeting Article 3.1 of this agreement, the buyer shall pay the balance of consideration of HK$ 642,000,000 to the seller in the following ways on the delivery date:

(i)	HK$ 192,060,000 in cash;

(ii)	Urge the listed company to issue 86,000,000 consideration shares to the seller at a consideration of HK$ 2.79 per share as HK$ 239,940,000 in the consideration; and

(iii)	Urge the listed company to issue convertible bonds with a principal face value of HK$ 210,000,000 to the seller as HK$ 210,000,000 in the payment consideration.

2.4	The buyer and the seller agree that all the corresponding taxes and fees incurred by paying/receiving the purchase price of equity transfer shall be borne by the seller according to the tax laws, regulations and local regulatory policies in China.

3.	Conditions

3.1	Before this transfer and delivery, the following terms and conditions shall be met on or before the conditions satisfaction period (or, if applicable, exempted with the written consent of the buyer):

(A)	The group aims to complete the reorganization, and the buyer is satisfied with the implementation and results of the related reorganization;

(B)	The purchaser is satisfied that a legally qualified law firm hired and appointed by the purchaser will issue a due diligence report/legal opinion on the Chinese subsidiary of the target group. Its contents include, but are not limited to, the review of the legality of Chinese laws on reorganization, transfer, this agreement and equity transfer transactions, and the confirmation of the legality of the establishment and operation of Shanghai Olympic Games and Heilongjiang Olympic Games.

(C)	The purchaser is satisfied that the legally qualified accounting firm hired and appointed by the purchaser has issued the accounting report for the target group from June 1, 2017 to October 31, 2017 and prepared the review report of the relevant assets in 2014, 2015, 2016 and as of October 31, 2017 for the transfer as the assets that will generate income. Its contents include, but are not limited to, the income statement of identifiable net income of relevant assets;

(D)	The purchaser is satisfied that a legally qualified appraiser hired and appointed by the purchaser has a value evaluation report on the target group (including all transferred assets that will generate income), which includes but is not limited to the value evaluation of the target group of not less than HK$ 692 million;

(E)	The target group must obtain the necessary approvals/permits/registrations/certificates needed for business, which are still valid. For the license whose validity period is about to expire, the target group has submitted the application procedures such as extension within the time limit prescribed by law;

(F)	The verification results of the target group (whether in law, accounting, finance, operation or other aspects considered important by the buyer) by the buyer, its agents and professional consultants are all reasonably satisfactory to the buyer;

(G)	(If required by relevant laws), the Seller has obtained its approval, confirmation, exemption or consent to this Agreement and the transactions anticipated in this Agreement from the local government authorities or other relevant third parties that have jurisdiction over Shanghai Tanao and Heilongjiang Tanao;

(H)	Shareholders of listed companies approve the expected transactions of equity transfer transactions in accordance with their articles of association and main board listing rules at their special general meeting;

(I)	Hong Kong Stock Exchange approves the listing and trading of all consideration shares on Hong Kong Stock Exchange;

(J)	HKEX approves all convertible shares to be listed and traded on HKEX;

(K)	The buyer is satisfied that at any time during the period from the signing date of this agreement to the delivery date, the seller's guarantee to the target company under this agreement continues to be true, prepared, without any major misleading, violation or any major adverse change caused by any event or circumstance;

(L)	The purchaser has not found or known any abnormal operation of the target company since the date of signing this agreement, or any significant adverse changes in its business field, status (including assets, financial and legal status), operation, performance or property, or any significant potential risks that have not been disclosed; and

(M)	Laws, regulations, policies or regulatory requirements applicable to the seller, buyer and target group have not changed adversely.

3.2	The Seller guarantees to use its best reasonable efforts to ensure that the conditions specified in paragraphs (a), (e) and (g) of Article 3.1 are met before the time specified in Article 3.1 (if applicable) (including but not limited to making all necessary applications as soon as possible after signing this agreement and providing relevant information to the Hong Kong Stock Exchange in a timely manner). The seller guarantees to make its best reasonable efforts in the third. Before the time specified in Article 1 (if applicable), assist the law firm, accounting firm and appraiser hired and appointed by the buyer to complete the conditions specified in paragraphs (b) to (d) and meet the requirements. The buyer guarantees to make its best reasonable efforts in the third. The time specified in Article 1 (if applicable) causes the conditions specified in paragraphs (h) to (j) of this article to be met (including but not limited to making all necessary applications as soon as possible after signing this agreement and providing relevant information to the Hong Kong Stock Exchange in a timely manner). For the avoidance of doubt, the failure to obtain the approval referred to in paragraphs (h) to (j) of Article 3.1 does not mean that the buyer has violated any clause of this agreement.

3.3	The purchaser can agree in writing to waive any precondition of Article 3.1, except for Articles 3.1 (A), (B), (D), (E), (G), (H), (I), (J) and (M).

3.4	The purchaser, its agent and professional consultant have the right (but not the obligation) to check; The seller promises (and promises to urge its subsidiaries) to provide the assistance needed for verification to the buyer, its agents and professional consultants.

3.5	The buyer, its agents and professional consultants have the right to review the records and affairs of the relevant businesses of the seller and the target group and require the seller and the target group to issue documents to monitor and verify that all the conditions and guarantees in Article 3.1 are met. The seller promises that at the request of the buyer, its agent and professional consultant, As soon as possible, provide the information reasonably required by the seller and related businesses of the target group.

3.6	If the preconditions listed in Article 3.1 are not fully met before or before the expiration of the precondition meeting period (or, if applicable, without written exemption from the buyer), the buyer may send a written notice to the seller after the expiration of the precondition meeting period to terminate its obligations under the agreement, and then the buyer's obligations under the agreement will immediately stop and terminate;The seller shall refund the deposit to the buyer in full within 7 working days after receiving the written notice. Unless otherwise stipulated in this agreement, neither party in the equity transfer transaction shall claim any compensation against the other party. However, this clause does not prevent or affect any right of any party to this agreement to pursue any violation of any clause of this agreement by other parties before the termination of this agreement.

4.	Delivery

4.1	Within 5 working days (or a later date or time agreed by both parties in writing) after the precondition of Article 3.1 of this agreement is met (or, if applicable, the buyer agrees to waive it in writing), the seller and the buyer shall make delivery.

4.2	At that time, all (but not part) of the following matters shall be handled:

4.2.1	The seller shall:

(A)	Deliver or cause delivery to the buyer:

(i)	A certified copy of the resolution of the board meeting of the Seller, and the relevant resolution is the power to approve the form and content of this agreement and prove the signing (if applicable) seal and delivery of this agreement on behalf of the Seller;

(ii)	The relevant selling rights and interests with the buyer or its designated nominee as the beneficiary and the transfer documents and/or other relevant documents formally signed by the seller, so as to give the buyer the legal ownership of the selling rights and become the registered shareholder of the selling rights and interests;

(iii)	Original of the shares related to the sale of equity;

(iv)	Written resignation letter from the existing director and secretary (if any) of the target group (if required by the buyer), confirming that the director and secretary (if any) have no compensation, compensation, severance payment, expenses, damages or other claims against the target company or related companies respectively;

(v)	Written resignation letters from existing legal persons in Shanghai Tanaoand Heilongjiang Tanao, confirming that the legal persons have no compensation, severance pay, expenses, damages or other claims against the related companies respectively;

(vi)	The registration certificate, official seal, books, records, statutory documents, approval certificates, company seals and steel stamps of the target group and other data and/or documents;

(vii)	Joint books, records, legal documents, approvals, company seals and steel stamps and other data and/or documents;

(viii)	The date of issuance of the Certificate of Good Standing and valid existence of the target company shall not be more than three days before the delivery date, and its form and content shall be satisfactory to the buyer;

(ix)	Non-competition commitment letter signed by all current shareholders, directors, supervisors and senior management personnel of the seller, guarantor, Aoyu Deep Processing, Aoyu Group, Aoxing Energy and Aoyu Deep Processing (the list is shown in Appendix 9) in this agreement such as Appendix 10;

(x)	The letter of non-competition commitment signed by each R&D personnel in Appendix 6 in this agreement, such as Appendix 11; and

(xi)	A certified copy of the agreed minutes of the board meeting mentioned in Article 4.21(B) below.

(B)	Contribute to the following:

(i)	The company holds a board meeting, at which:

(a)	Approve the transfer of the selling interest from the seller to the buyer and register the transfer;

(b)	Approve the issuance of new shares for the sale of rights and interests and be registered shareholders in the name of the purchaser or its nominee;

(c)	Approve to change the list of authorized account operators and signature style of all existing bank accounts (if any) of the target company according to the requirements of the buyer;

(d)	Approve and accept the resignation applications of all existing directors appointed by the selling parties, and appoint the person nominated by the buyer as the director at the time of delivery; and

(e)	Approve to handle other related affairs according to the reasonable requirements of the buyer, so as to fulfill the responsibilities of all clauses of this agreement;

(ii)	Allied Apex, Shanghai Tanao and Heilongjiang Tanao held board meetings respectively, at which:

(a)	Approve the resignation applications of all existing directors and secretaries (if applicable) appointed by the seller (if required by the buyer), and appoint the persons nominated by the buyer as directors and secretaries (if applicable) at the time of delivery;

(b)	Approve and accept the resignation application of the existing legal person (if applicable) appointed by the seller, and appoint the person nominated by the buyer as the legal person at the time of delivery; and

(c)	Approve to handle other related affairs according to the reasonable requirements of the buyer, so as to fulfill the responsibilities of all clauses of this agreement.

4.2.2	The purchaser shall deliver or cause delivery to the seller after receiving all the documents mentioned by the seller in 4.2.1(A) of this article.

(A)	Pay HK$ 192,060,000;

(B)	86,000,000 shares of consideration shares; and

(C)	Convertible bonds with principal value of HK$ 210,000,000.

4.3	The purchaser must provide all necessary data and contents at least two working days before the delivery date to pass the above resolution.

4.4	The seller shall, within 15 working days after the delivery date, make the necessary filing or industrial and commercial change registration with relevant government agencies for the change of directors and secretaries (if any) of Allied Apex, Shanghai Tanao and Heilongjiang Tanao, and the buyer shall cooperate and sign the necessary legal documents for the delivery procedures.

4.5	If either party in the equity transfer transaction fails to comply with any of the provisions in Articles 4.1 to 4.4 above for any reason (the defaulting party is called "defaulting party" and the other party is called "observant party"), the observant party may, without affecting any other remedies available to the observant party:

(A)	Extend the delivery date by not less than 10 working days, and not more than 30 working days after the original delivery date; or

(B)	If feasible, make delivery (without affecting other rights of the observant party under this agreement); or

(C)	Immediately cancel or terminate this agreement by giving written notice.

5.	Statements and warranties

5.1	The Seller and the Guarantor jointly and separately hereby make statements and guarantees to the Buyer according to the items listed in Appendix 8. Such responsibilities shall be valid on the signing date and delivery date of this agreement respectively, and the contents of this clause shall remain valid from the signing date of this agreement to the delivery date and after the delivery date, with full effect. The seller acknowledges that the signing of this agreement by the buyer is based on such statements and guarantees, and the buyer has the right to make it a condition of this agreement.

5.2	Unless explicitly stated, the breach of contract shall not be restricted by any other paragraph or sub-paragraph of Appendix 8 or any content of this agreement.

5.3	Any investigation conducted by the buyer, or its agent will not affect its claim or reduce the amount of compensation it can get, and the seller shall not use the buyer's knowledge or knowledge of the situation that caused the claim as a defense.

5.4	Before the delivery date, the seller shall not conduct, allow or implement any behavior that may constitute a material breach of contract, or allow the seller or the target group to conduct any behavior that may constitute a material breach of contract or fail to perform its responsibilities. If the above behavior will reduce the accuracy of any guarantee or lead to misunderstanding, the seller hereby guarantees that,Immediately after being informed, disclose to the buyer in writing the facts that happened before any delivery date, which constitute or may lead to breach of contract, or are inconsistent with any guarantee or may reduce the accuracy of guarantee, or lead to misunderstanding, as well as the facts that constitute breach of contract or are inconsistent with any guarantee at that time, or may reduce the accuracy of guarantee or lead to misunderstanding.

5.5	Unless the context requires other explanations, all guarantee clauses related to the target group or related businesses of the target group are applicable to the equity transferor and related businesses of these target companies.

5.6	When either party fails to fulfill the substantive obligations (including the obligations at the time of delivery) in this agreement before the delivery date, or materially breaches the warranty clause, the non-breaching party may notify the defaulting party to fulfill its obligations or compensate for the breach losses within the feasible scope, without prejudice to other rights of the non-breaching party (including but not limited to its right of compensation for damages). Or the defaulting party may be deemed to refuse to perform the agreement and revoke this agreement, and the non-defaulting party shall send a notice to the defaulting party to revoke this agreement. The rights granted to each party in Article 5.6 are additional rights, which do not affect all other rights of each party. Failure to exercise the right conferred by this article does not constitute a waiver of the right.

5.7	The seller shall fully compensate the losses and liabilities suffered by the buyer due to the violation of any guarantee clause of the target group, and fully compensate the asset loss, allowance loss, offset and loss suffered by any of these target companies due to the violation of the guarantee clause of the target company, together with all related expenses, interests, fines and contingencies.

5.8	The buyer signs this agreement on the basis of the guarantee clause and other clauses of this agreement. If the guarantee clause and other clauses of this agreement are not fully fulfilled on the delivery date, the relevant clauses will continue to be valid.

5.9	The buyer makes the following statements and guarantees to the seller:

(A)	The consideration shares issued by the listed company to the seller according to Articles 2.3(b)(ii) and 4.2.2(B) above shall enjoy the same rights and interests in all aspects as other ordinary shares issued by the listed company at the time of issuance, and shall be credited as the paid-up share capital; and

(B)	For the convertible bonds issued by the buyer to the seller according to Article 2.2(b)(iii) and 4.2.2(C) above, when the holders of the convertible bonds are converted into convertible shares, these convertible shares and other ordinary shares issued by the buyer shall enjoy the same rights and interests in all aspects and be credited as the paid-up capital.

6.	Profit guarantee

6.1	The seller hereby makes the following promises and guarantees to the buyer for the audited consolidated after-tax net profit of the target group according to Hong Kong Accounting Standards:

(A)	The audited consolidated after-tax net profit of the target group for the fiscal year ending December 31, 2018 ("fiscal year 2018") on January 1, 2018 should not be less than HK$ 35,000,000;

(B)	The audited consolidated after-tax net profit of the target group for the fiscal year ending December 31, 2019 ("fiscal year 2019") shall not be less than HK$ 35,000,000; and

(C)	The audited consolidated after-tax net profit of the Group for the fiscal year ending on January 1st, 2020 to December 31st, 2020 ("fiscal year 2020") should be no less than HK$ 35,000,000.

6.2	If the audited after-tax net profit of the target group is lower than the above-mentioned profit guarantee by more than 5% in any period mentioned in Article 6.1 above (that is, the audited after-tax net profit is lower than HK$ 33,250,000), the purchaser will urge the listed company to deduct the principal face value of the convertible bonds according to twice the difference actually lower than the profit guarantee for that year to adjust the consideration.However, it is agreed that the maximum deductible amount of the principal of convertible bonds in accordance with the profit guarantee difference of this article is HK$ 70,000,000.

6.3	The purchaser shall issue a consolidated account audit report of the target group for that period within 3 months after the end of each profit guarantee period, and send a notice to the seller within 1 month after issuing the consolidated account audit report of the target group for that period to confirm whether the after-tax net profit guarantee of the target group for that year is achieved or the difference of the profit guarantee for that year ("annual profit notice")

6.4	The seller promises that if the principal face value of convertible bonds needs to be deducted to adjust the consideration due to Article 6, the seller shall return the original convertible bonds held by the seller to the listed company for deduction within 10 working days after receiving the annual profit notice of the buyer.The purchaser shall urge the listed company to issue the new convertible bonds whose principal face value has been deducted and adjusted to the seller within 10 working days after receiving the original convertible bonds returned by the seller.

6.5	The Seller agrees and understands that the profit guarantee in Article 6 will only reduce the consideration. If the combined after-tax net profit of the target group is higher than HK$ 35,000,000 in any period mentioned in Article 6.1, the consideration will not be increased.

6.6	The buyer agrees that the profit guarantee made by the seller to the buyer in Article 6.1 will automatically become invalid when the buyer no longer directly or indirectly holds the controlling equity of the target group.

7.	Non-competition commitment

7.1	After the reorganization, the business scope of Aoyu Deep Processing does not compete with the target group; The seller and the guarantor promise that Aoyu Deep Processing will not engage in any business that may compete with the target group from the effective date of this agreement.

7.2	The Seller and the Guarantor promise that from the delivery date of the equity transfer transaction, the Seller, the Guarantor and their related persons will not directly or indirectly engage in or participate in any business and activities that may compete with the target group, or have the rights and interests of any business entities, institutions and economic organizations that compete with the target group.Or obtain the control right of these business entities, institutions and economic organizations in any other form, or serve as senior managers or core technicians in these business entities, institutions and economic organizations.

7.3	If the seller, the guarantor and their related persons violate the above commitments, the parties to the equity transfer and the guarantor will separately and jointly compensate all the economic losses caused to the target group by these actions.

8.	Arrangements for the transition period

8.1	The seller promises that before delivery, the related business of the target group will continue to operate in the normal course of daily operation in accordance with normal and prudent standards and consistent with previous practices, and will not take or omit to take (or allow to take or omit to take) any actions or things that are not within the normal course of daily operation.Thereby having a significant adverse impact on the target group, especially (but not limited to the generality above) the seller will urge (except as stipulated in this agreement) the target group not to take, allow or urge any action or allow any omission that will or may constitute a breach of any guarantee or any commitment contained in this agreement before delivery.

8.2	Except with the prior written consent of the buyer, the need of reorganization or otherwise agreed in this agreement, the seller shall urge these target groups not to engage in the following acts during this transition period:

(A)	Don't increase or decrease its registered capital, don't issue any shares or other securities that can be converted into shares or have the right to subscribe for shares, etc., which may lead to the issuance of new shares in the future or the dilution of the buyer's equity in the target company, and don't announce or pay any dividends (whether final or interim) or other distributions.

(B)	Enter into any transaction, agreement or contract, trade or business, purchase or sell any interest in any assets, or add or make any capital commitment or expenditure or any form of actual contingent liabilities outside normal business;

(C)	In addition to normal business, add or allow any mortgage, lien, mortgage, other forms of mortgage or property right burden or interest of any nature (whether similar to the above or not) or add or generate any part of its business, the property or assets of these target companies;

(D)	Any borrowing or loan;

(E)	Incur any liabilities outside normal business (including but not limited to liabilities or any management agreements) or conduct any transactions, agreements or arrangements outside normal business;

(F)	Make any advance or other credit to any person or give any guarantee or indemnity guarantee or act as a guarantor outside the ordinary course of business, and guarantee or accept any direct or indirect responsibility for any person's responsibility or obligation;

(G)	Change the terms of any financing/loan documents or mortgage arrangements that have a significant adverse impact on the whole of these target companies;

(H)	Violation of all agreements and obligations (including payment obligations) under the contract and all responsibilities related to it;

(I)	Fail to notify the buyer as soon as possible when the target companies have any situation or events (including taxes) that may cause any major claims or liabilities (whether present or future, actual contingent liabilities and joint or separate liabilities);

(J)	Revise the memorandum and/or articles of association of the target company or any subsidiary of the target group;

(K)	Employ any new employees, enter into any service agreement with the directors or senior staff of these target companies, and the annual salary of these employees, directors or senior staff exceeds RMB 300,000;

(L)	Initiate, agree, resolve, waive, dissolve or mediate any civil, criminal, arbitration or other legal procedures or any responsibilities, claims, lawsuits, demands or disputes or waive any rights related to any of the above;

(M)	Termination of any agreement or waiver of any rights therein has a material adverse effect on the whole of the target company;

(N)	Appoint any new director (except as agreed in this agreement);

(O)	Exempt, agree or cancel any amount owed by the debtor of the target company recorded in the books of the target company;

(P)	Or to terminate or allow the cancellation of any insurance policies currently in force related to any material assets of such target companies;

(Q)	Conduct any business other than its existing business;

(R)	Enter into any partnership or joint venture arrangement;

(S)	Or set up or close any branch or office; or

(T)	Dispose of the ownership, possession, custody or control of any account books or records that shall be kept in accordance with any laws, regulations or provisions.

9.	Guarantee of guarantor

9.1	The guarantor (as the first responsible person, not just as the guarantor) unconditionally and irrevocably jointly and individually guarantees to the buyer that the seller will properly and punctually fulfill the obligation of the deposit in Article 3.6 of this agreement, and promises to the buyer that it will urge the seller to fulfill this obligation.

9.2	The responsibility of the guarantor under this clause is continuous, and it will remain in full force and effect until the deposit that the seller is obliged to return to the buyer after receiving the written notice from the buyer according to Article 3.6 of this agreement has been returned.

9.3	Except as stated in this article, the guarantor will not be relieved of its responsibilities or affect the responsibilities of the guarantor and/or the seller due to any events or things, including the following events or things that the buyer can do without considering the guarantor and/or the seller:

(A)	Anything done or omitted or neglected by the buyer in the exercise or non-exercise of its rights and power;

(B)	Make any amendment to the terms of any agreement or arrangement signed between the buyer and the seller (whether this will increase the responsibility of the guarantor or not); and

(C)	The guarantor or any other person is found to be unqualified to sign this agreement or any other mortgage, guarantee, indemnity guarantee or other agreement or unable to fully or partially accept its legal constraints.

9.4	The guarantor shall assist the target group to apply for the national high-tech enterprise qualification certificate to the local tax authorities at the appropriate time, and do its utmost to ensure that the target group can successfully obtain the national high-tech enterprise qualification.

10.	Exclusivity

10.1	The seller and the guarantor agree that they will not engage in the following activities until the delivery date:

(A)	Negotiate or conclude any contract or agreement with a third party, or make any promise beneficial to the third party in the following aspects:

(i)	Whether it is for the daily operation purpose of the target group or Aoyu Deep Processing, sell, transfer or dispose the interests of important business and assets related to the target group in whole or in part; or

(ii)	Set up any joint venture or cooperative enterprise with respect to these target groups or Aoyu deep processing to engage in any business of these target groups or Aoyu deep processing, whether or not its practices conform to commercial practices; or

(iii)	Give any person the right to negotiate (whether exclusive or non-exclusive) for the purpose of selling the equity of the target group or disposing of any interest in any target group or Aoyu deep processing related business; or

(iv)	Attempt to obstruct or prevent the equity transfer transactions involved in this agreement;

(B)	Solicit, review or consider any suggestions or participate in any recommendation, and as far as the seller knows, one of the purposes of these suggestions or recommendations (whether the main purpose or not) is related to the matters listed in item (a) above, unless it involves or contributes to the completion of this equity transfer transaction.

10.2	In case of any of the following circumstances, the provisions of this article will automatically terminate and lose its effectiveness, and the seller and the guarantor will unconditionally be exempted from the constraints of Article 10.1 and will not be liable for breach of contract:

(A)	Receive a written notice from the buyer about stopping this equity transfer transaction because the non-seller and/or the guarantor violate the obligations stipulated in this agreement; or

(B)	Due to the non-seller and/or guarantor's breach of the obligations stipulated in this agreement, the delivery has not occurred after the delivery date.

11.	Responsibility for breach of contract

11.1	After this agreement comes into effect, all parties shall fully, properly and timely fulfill their obligations and agreements in accordance with the provisions of this agreement. Except for force majeure, any breach of any agreement by any party to this agreement will constitute a breach of contract.

11.2	In case of breach of this agreement (including breach of warranty and commitment clauses), the breaching party shall compensate the observant party for the losses caused by its breach.

11.3	The payment does not affect the observant party's request for the defaulting party to continue to perform other clauses under this agreement.

12.	Confidentiality

12.1	Each party shall strictly keep confidential the contents of this agreement (including other written or oral agreements or agreements related to this agreement) and the undisclosed information provided by other parties, except for the legal requirements or the mandatory requirements of any government organ, regulatory agency, judicial organ, any stock exchange, Hong Kong Stock Exchange and Hong Kong Securities Regulatory Commission with jurisdiction.Or disclose the information to professional consultants, auditors and investment consultants of other parties to this agreement, or the information is already known to the public, it shall not be disclosed to any third party in any way. In addition, if required by the information owner and the provider, the party that needs to disclose the information should strive for confidential treatment for the disclosed or submitted information as much as possible. If any party of this agreement causes losses to other parties due to violation of this confidentiality clause, it shall be liable for compensation to the injured party.

12.2	After the delivery or termination of this agreement, the restrictions contained in Article 11 will continue to apply without any time limit.

13.	Force majeure and change in law

13.1	Force majeure event

Force majeure includes but is not limited to natural disasters, wars, terrorist acts, riots, fires, explosions, earthquakes, epidemics and other unforeseeable, irresistible and inevitable events caused by any other reasons beyond the reasonable control of the affected party.

13.2	Change in law

It refers to the situation that at any time after this agreement comes into effect, any obligation of either party under this agreement becomes illegal and infeasible due to the promulgation of new relevant laws and regulations, normative documents or any change in the implementation, revision, repeal or implementation of any relevant laws and regulations and normative documents.

13.3	Notification and certification

If either party fails to perform its obligations under this agreement due to force majeure or legal changes after the signing of this agreement, the affected party shall notify the other parties within fourteen days from the date of occurrence of this fact, and the notice shall explain the occurrence and influence of the force majeure or legal changes. For force majeure events, the affected party shall also provide the proof documents of force majeure and its influence degree issued by local government agencies. The affected party shall take all necessary measures to terminate or mitigate the adverse effects caused by force majeure or legal changes.

13.4	Not regarded as breach of contract

Any delay or failure to perform this agreement due to force majeure events or legal changes shall not constitute the breach of contract of the affected party, and shall not lead to any claim for damages, losses or fines.

14.	Notification

14.1	Any notice given by one party of this agreement to the other party as stipulated in this agreement shall be written in Chinese and issued in written form. Unless otherwise agreed, the notice shall take effect from the date of service.

14.2	If the notice is delivered by special person, the date of delivery shall be the date of delivery when it is delivered to the address specified in this agreement or the change address notified separately by one party; If it is sent by registered mail, the fifth day after the mail is sent shall be the delivery date; If it is sent by express mail, the third day after the mail is sent is the delivery date.

14.3	The notices are delivered at the following address and information:

Seller	:	TYCOON PARTNER HOLDINGS LIMITED

Consignee address	:	Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands

Consignee	:	Board of Directors

Purchaser	:	Upworth Capital Limited.

Consignee address	:	11th floor, COFCO Building, 262 Gloucester Road, Causeway Bay, Hong Kong

Consignee	:	Board of Directors

Guarantor 1	:	Yang Bo

Consignee address	:	Room 401, Unit 3, Building 6, Shuiqingmu Huayuan Community, Haidian District, Beijing, China room

Guarantor 2	:	Wu Wenbei

Consignee address	:	Flat C, 3/F., Tower 4, Dragon Court, Fanling Town Centre, Fanling, New Territories, Hong Kong

Guarantor 3	:	Shen Taoyu

Consignee address	:	Room 3501, No.69 Pinzun International, Lane 58, Tongchuan Road, Putuo District, Shanghai, China

14.4	If one party's mailing address or information changes, it shall promptly notify the other party in writing. Before the change notice reaches the other party, the information before the change shall still prevail.

15.	Governing law and legal document receiving agent

15.1	This agreement shall be governed and construed in accordance with the laws of Hong Kong.

15.2	All parties irrevocably agree that the courts in Hong Kong have non-exclusive jurisdiction.

15.3	The Seller hereby irrevocably designates Wu Wenbei, whose address is Room C, Floor 3, Longteng Pavilion (Block 4), Fanling Mingdu Shopping Mall, Fanling, Hong Kong, as its agent (the "Seller's agent"), to receive and confirm the service of any writ, summons, order, judgment or other legal notices in Hong Kong on its behalf (collectively referred to as "legal notices").If it is sent to the seller's agent or sent to the above-mentioned or known latest address by registered mail, the writ and/or any other related documents will be inserted into the mailbox on the 2nd working day after mailing, or if there is a mailbox at the above-mentioned or known latest address (whether it is sent to the buyer or received by the buyer or not), then such delivery shall be deemed as complete.If the seller's agent is unable to continue to act as the seller's agent for any reason, the seller shall appoint another agent in Hong Kong for the same purpose, and shall notify the other parties of this agreement in writing according to Article 14. According to Article 14, unless and until the notice of appointing a new agent is deemed to have been received by the other parties to this agreement, if any legal notice is properly sent to the seller's agent, it shall be deemed that it has been properly served to the seller according to law.

15.4	Guarantor 1 hereby irrevocably designates Wu Wenbei, whose address is Room C, Floor 3, Longteng Pavilion (Block 4), Fanling Mingdu Shopping Mall, Fanling, Hong Kong, as its agent ("Guarantor 1' s agent"), to receive and confirm the service of any writ, summons, order, judgment or other legal notices (collectively referred to as "legal notices") on its behalf in Hong Kong.If it is sent to the agent of Guarantor 1 or sent to the above-mentioned or known latest address by registered mail, the writ and/or any other related documents will be inserted into the mailbox on the 2nd working day after mailing, or if there is a mailbox at the above-mentioned or known latest address (whether it is sent to the buyer or received by the buyer or not), then such delivery shall be deemed as complete.If the agent of Guarantor 1 cannot continue to act as the agent of Guarantor 1 for any reason, Guarantor 1 shall appoint another agent in Hong Kong for the same purpose, and shall notify the other parties of this agreement in writing according to Clause 14. According to Article 14, unless and until the notice of appointing a new agent is deemed to have been received by the other parties to this agreement, if any legal notice is properly sent to the agent of Guarantor 1, it shall be deemed that it has been properly served to Guarantor 1 according to law.

15.5	Guarantor 3 hereby irrevocably designates Wu Wenbei, address: Room C, 3rd floor, Longteng Pavilion (Block 4), Fanling Mingdu Shopping Mall, Fanling, Hong Kong, as its agent ("Guarantor 3 Agent"), to receive and confirm the service of any writ, summons, order, judgment or other legal notice in Hong Kong on its behalf (collectively referred to as "legal notice").If the warrant and/or any other related documents are sent to the agent of guarantor 3 or sent to the above-mentioned or known latest address by registered mail, the writ and/or any other related documents will be inserted into the mailbox on the 2nd working day after sending, or if there is a mailbox at the above-mentioned or known latest address (whether sent to the buyer or received by the buyer or not), then such delivery shall be deemed to be completed.If the agent of Guarantor 3 cannot continue to act as the agent of Guarantor 3 for any reason, Guarantor 3 shall appoint another agent in Hong Kong for the same purpose, and shall notify the other parties of this agreement in writing according to Article 14. According to Article 14, unless and until the notice of appointing a new agent is deemed to have been received by the other parties to this agreement, if any legal notice is properly sent to the agent of guarantor 3, it shall be deemed that it has been properly served to guarantor 3 according to law.

15.6	Unless otherwise expressly provided in this agreement, a third party that is not a party to this agreement has no right to enforce or enjoy the benefits of any clause of this agreement according to the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong). Despite any provision of this agreement, the revocation or modification of this agreement does not require the consent of any third party who is not a signatory to this agreement.

16.	Partially invalid

16.1	If any provision of this agreement becomes illegal, invalid or unenforceable in any aspect at any time, the legality, validity and enforceability of the rest of this agreement will not be affected or damaged.

16.2	Any clause or condition of this agreement is ruled to be invalid or unenforceable in any region under any circumstances by a court or other institution with jurisdiction, and shall not affect the validity and enforceability of other clauses or conditions of this agreement. If the final ruling of a court or other institution with jurisdiction confirms that any clause or condition is invalid or unenforceable, each party agrees to reduce the scope, duration, region or applicability of terms or conditions, delete specific words or replace them with terms or conditions that are closest to the meaning of terms or conditions that are confirmed as invalid or unenforceable.

17.	Transfer

17.1	This agreement is still binding on the heirs, assignees and personal representatives of each party (as the case may be), but unless otherwise expressly provided, the rights of each party stipulated in this agreement may not be transferred.

18.	Subsequent validity of this agreement

18.1	All terms of this agreement, including but not limited to promises, guarantees, statements and confidentiality clauses, will remain valid after the delivery.

19.	Fees and expenses

19.1	Under the condition of abiding by the terms of this agreement and unless otherwise stipulated in this agreement, each contracting party shall bear the legal, accounting and other expenses and expenses incurred by itself, the negotiation of the expected transaction in this agreement, the signing of this agreement and the execution of the expected transaction in this agreement.

19.2	The Seller shall bear all costs and expenses (including but not limited to legal, accounting and financial expenses) arising from the implementation of the reorganization.

19.3	Articles 19.1 and 19.2 will continue to apply after the termination of this agreement.

20.	Copies and official languages

20.1	This agreement can be signed by all parties in any number of copies and in separate copies. Each copy so signed shall be regarded as the original, but all copies shall constitute the same document and be binding on all parties.

20.2	This agreement is written in Chinese.

21.	General clause

21.1	This agreement contains the complete agreement reached by the parties to this agreement on the matters dealt with in this agreement, and replaces all previous agreements, framework agreements, memorandums of understanding, arrangements, statements, guarantees or transactions reached by the parties to this agreement on such matters; The parties to this agreement confirm that in addition to the exclusive clauses or confidentiality clauses in the memorandum of understanding,No claim will be made for any replaced agreement.

21.2	Any date or period mentioned in this agreement, and any other date or period agreed by the parties to this agreement or otherwise replacing such date or period are key and necessary.

21.3	The failure or delay of any party to exercise any of its rights under this agreement shall not be deemed as a waiver of these rights; Any single or partial exercise of any right under this agreement does not exclude any other or further exercise of these rights, or the exercise of any right, or damage or affect any other rights. The rights and remedies provided in this agreement are cumulative and do not exclude any rights or remedies provided by law.

22.	Other

22.1	This agreement is made in quintuplicate, one for each party, each of which has the same legal effect.

22.2	The modification or supplement of this agreement must be agreed by all parties through consultation and a written modification or supplement agreement is reached. Before the change or supplementary agreement is reached, this agreement shall still be implemented.

22.3	The preamble and appendixes of this agreement constitute an integral part of this agreement and have the same legal effect as this agreement.

(Remainder hereof is intentionally left blank)

(This page is intentionally left blank)

Appendix VIII: Statements, Commitments and Guarantees

The seller and the guarantor, as the original shareholders and/or ultimate beneficiaries of these target companies, respectively and jointly make the following statements and guarantees to the buyer on matters related to the equity transfer transaction; In case of any inaccuracy, agree to bear the liability for breach of contract to the buyer according to the breach clause of this agreement;Such statements and guarantees shall be true and accurate at the time of making and up to the delivery date:

1.	General

1.1	Each domestic company is a limited liability company formally formed according to the laws of the place where it is established, effectively existing and with good credit standing.

1.2	The seller has the right, power, and ability to conclude and perform this agreement. Unless otherwise stated in this agreement, this agreement constitutes (or will constitute) a legal, valid and binding obligation to the seller. After each transaction document is signed and delivered, it constitutes an effective and legally binding obligation to the target company and/or the seller, which can be enforced according to their respective terms.

1.3	The data and contents contained in the preface, appendices and appendixes are true, complete and correct, and are not misleading.

1.4	All data and contents (including preface) disclosed or contained in this agreement are true, complete, and accurate in all aspects, without any misleading elements.

1.5	During the negotiation period before the conclusion of this agreement and during the due diligence period of the buyer, the written data and contents provided by the seller, its professional consultants, senior staff and employees to the buyer, its professional consultants, senior staff, and employees are true, complete, accurate and true in all aspects at the time of providing and the date of conclusion of this agreement.

1.6	At the time of providing, all data and contents disclosed or contained in this agreement are true, complete, and accurate in all aspects, and there are no undisclosed facts or matters, which may cause any such data and contents or documents to be materially inaccurate, inaccurate or misleading on the date of conclusion of this agreement.

1.7	The seller and the guarantor promise to obtain the establishment, confirmation, exemption, consent or approval of government agencies, institutions and other related third parties required for the conclusion, implementation, and completion of this agreement before delivery, and make necessary or appropriate registration and approval in time.

2.	Target company equity

2.1	The selling rights and interests have been issued and distributed according to the articles of association of the target company and all relevant laws and have been fully paid. The selling rights and interests are all legally, effectively, and beneficially owned by the seller. The sale of equity is not and will not be affected by any asset burden, with all the rights and powers due to the shares for sale. And it can be freely transferred by the seller without seeking consent from any third party.

2.2	All the selling interests are free of any property rights, and the seller will sell and transfer the selling interests and all the rights and interests attached to them to the buyer.

2.3	The disposal of equity accounts for 100% of the total issued share capital of the target company.

45

2.4	The seller legally, effectively, and beneficially owns all the rights and interests of the shareholder loan to be transferred. Except for the equity pledge contract, the related rights and interests are not restricted by any property right burden, lien, seizure right, pledge or any kind of third-party rights and interests. The seller has the right to freely transfer the rights and interests of the shareholder's loan to be transferred in the manner specified in this agreement.

3.	Rights and qualifications

After the completion of all restructuring, Heilongjiang Tanao has the right to own, operate or lease all the property and assets used by it and all the necessary powers and authorities to engage in business. In the jurisdiction where it owns or leases property or engages in business operations, these target companies all have the licenses or qualifications required by applicable laws for their business operations, and these licenses or qualifications are still valid, and there is no fact or situation indicating that any such authorization will or may be revoked, terminated, changed, or will not be renewed when it expires. All actions taken by the target companies have been officially authorized. Moreover, these target companies always abide by their articles of association in the course of business operation.

4.	Investment equity

None of these target companies has any direct or indirect equity or other investment interests in any other target company, enterprise, partnership, joint venture, association or other entity, or has any right to purchase any equity or other interests, including registered equity or actually owned interests.None of these target companies are members of any partnership (nor do they engage in any part of business through any partnership), nor do they participate in any joint venture or similar arrangement, or assume unlimited liability in any foreign investment.

5.	Consent and approval

The seller and the target company have already performed the necessary consent and approval procedures to the relevant entities for the effective signing, delivery or performance of this agreement and any transaction documents, and in addition, they do not need the consent, approval, qualification certificate, order or authorization of any government department or other entities.

6.	Registered capital

Except for the registered capital of Shanghai and Heilongjiang Tanao, which will be paid by the buyer after delivery, the registered capital of these target companies has been fully paid, and the payment of the registered capital fully meets the requirements of laws and relevant articles of association of the target companies, and the shareholders have no obligation to make additional capital contributions.All registered capitals of these target companies are held by their existing shareholders (basic information of each target company listed in Appendix I) without any right burden, and there is no dispute with any third party.There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any nature related to equity or obliging its shareholders to sell any equity or any other interests or increase capital. None of these companies have the obligation to buy back, redeem or otherwise buy any equity. None of these companies has any legal or contractual obligation to provide capital investment (whether by loan, capital contribution or other means) to any other entity.

7.	Transfers

After the reorganization is completed, Heilongjiang Tanao legally and beneficially owns the transferred goods, and the transferred goods are not restricted or affected by any lien or other property rights burdens but will or may cause significant adverse consequences to the value of the transferred goods or the ability of the buyer to use, transfer or sell them.

46

8.	Major contract

8.1	The seller has disclosed to the buyer in writing all major contracts to which the target company is a party. Every major contract is: (i) legally established, binding on all parties to these contracts and having full effect; (ii) After the transaction proposed in the transaction document is completed, it shall remain fully effective and will not cause any fines or other adverse consequences;And (iii) as far as business-related contracts are concerned, they are signed by the target company as the contracting body and contain provisions on the ownership of intellectual property rights, and it is agreed that these intellectual property rights belong to the target company. None of these companies have any breach of any major contracts. A true and complete copy of the major contract has been provided to the equity purchaser or its consultant before the signing date.

8.2	There is no breach of contract by any other party under any major contract. None of these companies has received any notice about the termination or revocation of any major contract or the breach of contract under it.

8.3	There is no contract, agreement or other arrangement that grants any priority to any subject to purchase the major assets or property or any equity of the target company (excluding purchases made in the normal course of business consistent with past practices).

8.4	Since its establishment, the dealer agreements between these target companies and their suppliers have been performed normally and have never been terminated or cancelled in advance by the suppliers. After the distributor's agreement expires, these target companies can renew it normally. Within the expected range, in the next 12 months, these agreements will not be terminated in advance, and there is no major obstacle to renewal.

9.	Related transaction

None of these companies have any related transactions with their related parties.

10.	Compliance; licence

10.1	The target company always abides by all applicable laws. All aspects of the business of these companies comply with the requirements of laws and government orders. These target companies are engaged in and continue to engage in business in accordance with all applicable laws and government orders, and these target companies have not violated any such laws or government orders in business operations. These target companies have all the licenses, permits, certifications and any similar licenses necessary for their business operations, and they have not violated these licenses, permits, licenses or other similar licenses in any way. There is no reason that may lead to the invalidity or revocation of such licenses, permits, licenses or other similar licenses.

10.2	All these companies have complied with all statutory requirements for equity transfer under applicable laws.

47

11.	No conflict

The signing, delivery and performance of this agreement and transaction documents to which the target company and/or the seller is a party will not and will not: (a) violate any provisions of their respective organizational documents (including but not limited to the articles of association), and will not conflict with them or lead to violation of their provisions.Or (b) conflicts with any laws or government orders applicable to it or its assets or business, or violates such laws or government orders (or leads to an event or series of events that may have significant adverse effects due to such laws or government orders),Or (c) any agreement, license, license or other document or binding arrangement to which the target company and/or the seller is a party or which binds or affects any assets or property of the target company and/or the seller will not conflict with these documents or constitute a breach of contract under these documents, or require any consent according to these documents,Or grant others any right to terminate, modify, suspend, cancel or cancel these documents (such conflict or breach of contract will adversely affect their ability to fulfill their obligations under this agreement or other transaction documents and complete the transactions proposed in this agreement or other transaction documents),or cause any burden to be placed on any equity or assets of the target company and/or the seller according to the documents (except the arrangement made according to the transaction documents).

12.	Litigation, arbitration and administrative punishment

12.1	There is no pending or potential claim (i) against or involving the target company, researchers and production personnel, or (ii) initiated by the target company, researchers and production personnel, or (iii) affecting any assets or business of the target company. And there is no actual or potential claim filed by or to any government department.

12.2	The target company or any of its assets and businesses are not bound by any government orders that (i) will have or have had a significant adverse impact, or (ii) may affect the legality, effectiveness, or enforceability of any transaction document, or (iii) affect the completion of the transaction planned in this agreement or any transaction document and there is no potential government order issued by any government department.

13.	Real estate

13.1	The target companies have disclosed (i) the address and area of each leased real estate of each target company to the purchaser in writing; (ii) The identities of the lessor, lessee and current tenants (if different from the lessee) of the leased real estate, as well as the certificate of the lessor's house ownership;(iii) The lease term of the leased real estate (and the relevant renewal term) and the amount of rent payment (including all rent increases); (iv) the current use status of the leased real estate and (v) the plan to change the leased real estate. The target company has provided the equity purchaser with (i) true and complete copies of contracts/agreements related to the acquisition or lease of all real estate, and (ii) a true and complete copy of the payment voucher for full payment of the money under these contracts/agreements.

13.2	The seller and the guarantor declare and confirm that these target companies do not violate any laws related to real estate. The target company occupies and uses (including renting) each real estate safely and undisturbed, and there are no contractual or legal restrictions to exclude or restrict the ability to use the real estate for its current use. The rent stipulated in various leases or subleases for renting real estate is actually paid rent, and there is no additional agreement or understanding related to it.

14.	No specific change

Since November 1, 2017, the following events have not occurred in these target companies:

(A)	Suspend, terminate, or stop all or part of business activities.

(B)	Any license, license or approval issued or related to any target company or otherwise related to business is invalid or terminated, or any insurance policy, license, license or approval is not renewed.

48

(C)	Suffer any accidental loss or damage of major assets, whether the loss or damage has been compensated by insurance.

(D)	Any litigation, arbitration or administrative or judicial investigation (except routine administrative inspection) against any target company, or litigation or arbitration initiated by the target company; or

(E)	Suffer any significant adverse effects.

15.	Intellectual property

The seller has disclosed to the buyer in writing that Heilongjiang Tanao uses the trademark according to its trademark license agreement with Aoyu Group in the process of reorganization, and the patent right transferred by Aoyu Deep Processing to Heilongjiang Tanao is still in the process of ownership change registration, and these target companies have no related intellectual property intangible assets.The seller and the target companies have urged the directors of the target companies and all the employees and consultants of the target companies to undertake the following written obligations, that is, to keep all proprietary information they have obtained during their work confidential. And all rights and ownership of all inventions made by them within the scope of work during the employment period and within a reasonable period after the employment relationship ends belong to the relevant target companies. According to the proprietary information and invention agreement of employees or consultants of the target company. None of these subjects excluded their work or inventions before establishing employment or consulting relationship with these target companies from their invention transfer.

16.	Staff

16.1	There is no ongoing or possible strike or collective labor dispute between the target company and its employees. The employees of these target companies do not belong to any collective bargaining organization that negotiates employment relations with these target companies.

16.2	The target companies have complied with all applicable laws on employment or labor relations in all aspects, including but not limited to laws on minimum wage, social insurance, working hours, overtime pay and vacation. All the companies with the same target have made the following actions in time:(i) pay all the money required by applicable laws to the corresponding government departments in full, including all the social insurance payable by the target companies, and (ii) pay all the money required by applicable labor laws and labor terms applicable to the employees of the target companies.Including all salaries, overtime pay, bonuses, benefits, severance pay and remuneration payable to the employee.

16.3	The employees of these target companies have not violated any government orders, or any provisions of any labor contracts or patent disclosure agreements or other agreements concerning the relationship between the employees and these target companies. The target company is not a party to or bound by any currently effective bonus plan, incentive plan, profit sharing plan, retirement plan or other employee compensation or incentive agreement or arrangement. The R&D personnel and production personnel of the target company have no intention to terminate the labor relationship with the related target company. The target companies have not indicated that they want to terminate the employment of R&D personnel and production personnel of any of the target companies. On the premise of observing the general principles of terminating the employee's labor relations and the mandatory provisions of applicable labor laws, these target companies can decide to terminate the employment of each employee at their own discretion.

49

16.4	Before the delivery, the seller will make full compensation for any economic loss caused by any labor dispute after the delivery date due to any target company's failure to comply with the applicable laws of employment or labor relations.

17.	Taxation

17.1	The seller confirms that (i) all the required tax certificates and reports on the subject company tax have been submitted on time; (ii) All taxes required to be shown on such tax payment certificates and reports or otherwise due have been paid on time; (iii) All such tax payment certificates and reports are true, correct and complete in all aspects,The tax payable, applicable tax rate and allowable pre-tax deduction items recorded in the tax payment certificate and report are free from falsehood and major errors; (iv) No tax department has formally or informally proposed to adjust these tax payment certificates, and there is no basis for any such adjustment;(v) There is no pending or potential lawsuit or procedure against these target companies related to assessment or tax collection; (vi) These target companies have not conducted any transactions or entered into any contracts for the purpose of illegal tax avoidance; (vii) For any money paid or payable to any employee, independent contractor, creditor, shareholder or other entity, the target company has withheld and paid all taxes required by applicable laws to be withheld and paid on its behalf; And (viii) no tax priority is set on any assets of these target companies.

17.2	Since its establishment, these target companies have not violated the provisions of applicable laws, become a party to any transaction, plan or arrangement or reached any transaction, plan or arrangement in order to avoid or reduce tax liability.

17.3	Since its establishment, all the tax or other financial preferential policies obtained by these target companies have complied with applicable laws and will remain valid unless relevant laws change.

18.	Minutes of the meeting

Copies of the meeting minutes of the company since its establishment have been provided to the purchaser. The copy of the meeting minutes contains the meeting minutes of all the board of directors and shareholders' meetings of the target company, and all the resolutions made in writing by the directors and shareholders of the target company without convening the meeting, and accurately reflected all actions taken by the board of directors and shareholders of these target companies on all matters mentioned in the minutes of these meetings in all major aspects.

19.	No illegal payment

19.1	None of the target companies or any directors, officers, agents, employees or any other representatives or entities acting for the above entities (collectively referred to as "the target companies and their personnel" in this Article 19 and the following Articles 24) have violated any applicable anti-bribery or anti-corruption laws.Any of these target companies and their personnel have not provided, paid, promised to pay or authorized to pay any money or any valuable items to government officials or any subjects in any government departments (if the target companies and their personnel know that all or part of the money or valuable items will probably be provided, given or promised to be given)(whether directly or indirectly) any government official), for the following purposes: (a) to influence any act or decision within the authority of the government official; (b) inducing the government official to do any act or omission in relation to his statutory duties; (c) Obtain any undue advantage; (d) Inducing the government official to influence or interfere with the actions or decisions of any government department;Or (e) assist the target companies to obtain or maintain business or introduce business to the target companies.

50

19.2	For the purpose of this paragraph, government departments also include any entities or enterprises owned or controlled by government departments or public international organizations.

20.	Financial statements

20.1	The seller has delivered to the buyer the unaudited consolidated balance sheet of the target group from June 1, 2017 to October 31, 2017, the related income statement and cash flow statement, together with all relevant notes and schedules (collectively referred to as "financial statements" in this agreement). Financial statements: (i) are prepared according to the account books and other financial records of the target group,(ii) it truly, accurately, comprehensively and fairly reflects the financial status and operating results of the target group in the corresponding period, and (iii) it is compiled according to Chinese accounting standards and consistent principles consistent with the previous practices of these target companies.And (iv) all adjustments necessary to truly, accurately, comprehensively and fairly reflect the financial status and operating results of these target companies in the corresponding period are included.

20.2	The account books and other financial records of the target company: (i) all income and expenditure items and all assets and liabilities required to be reflected in these records are reflected in the accounting standards applicable on the basis consistent with the past practices of the target company, and (ii) they are complete and accurate in all important aspects.And does not contain or reflect any major inaccuracies or major inconsistencies; And (iii) according to good business and accounting practices.

21.	No undisclosed liabilities

Except the liabilities reflected or retained in the financial statements, these target companies do not have any other liabilities or contingent liabilities.

22.	Accounts receivable

All the target companies have disclosed the list of accounts receivable of the target group as of October 31, 2017 to the purchaser in writing. In addition to the provision (if any) already made in the financial statements. All accounts receivable reflected in the financial statements are, and the accounts receivable existing on the delivery date will also be, incurred in the normal business process consistent with past practices to any non-target company or its affiliates. Besides, in addition to the funds that have been withdrawn in the management statements,They all constitute or will constitute (as the case may be) the only valid and uncontroversial claims of these target companies, without being restricted by valid right of set-off or other defenses or counterclaims (excluding normal cash discounts accrued in the normal business process consistent with past practices).All accounts receivable reflected in the financial statements or incurred from the date of these statements until the delivery date are valid accounts receivable (except for the bad debt provision reflected in the management statements), and these accounts receivable (except for the full amount of bad debt provision in the management statements) have been collected, can be collected or will be collected within 365 days after the delivery date.Without resorting to litigation or taking other special collection actions.

23.	Equipment

All the equipment of the company with the same standard are in good operation and maintenance condition, and have been reasonably maintained according to the general standards of the industry (due consideration is given to the service life; Except normal wear and tear), which is fully suitable for its current use.

51

24.	Abide by the laws of economic sanctions

None of these target companies and their personnel directly or indirectly engage in transactions with relevant Chinese government departments and any government, country, entity or entity with which the laws or regulations of the United Nations that impose sanctions or embargoes on specific countries or regions prohibit transactions, and none of these target companies and their personnel are any such entities or entities.

25.	Insurance

Since the establishment of these target companies, these target companies have always maintained corresponding policies or temporary policies for all their important assets and risks related to business and operation, and the policies or temporary policies are legally valid and still in full force and effect at present (except the policies that expire according to their terms in the normal course).These insurance policies or temporary policies are signed with the insurance companies responsible for reliability and the target companies, and their insurance types, amounts and risk ranges are consistent with the usual practices and standards adopted by companies engaged in similar business and business activities with the target companies.

26.	Property

26.1	Up to the delivery date, the property related to these target companies, including the transfer after the reorganization:

(i)	Legally and beneficially owned by these target companies; and

(ii)	Has not been restricted or affected by any lien (except any lien caused by unpaid fees for the goods sold or work done in the related business of the target company in the ordinary course of business) or other property rights. It will or may cause significant adverse consequences to the value of the above-mentioned property or the buyer's ability to use, transfer or sell.

26.2	The target company owns or enjoys the legal right to use all the property and assets that need to be used or to be used in the course of business, including equipment, real estate, intellectual property rights, accounts receivable and contractual rights, etc., and there is no burden on these assets.

26.3	All the property and rights of the target company are in the name of the target company and not held by the seller. But for the sellers, their interests in the equity of the target company are excluded.

26.4	The target company has no outstanding liabilities to the seller.

27.	No competition

Unless otherwise agreed in the transaction agreement, the Seller, the Guarantor, their respective related persons and their respective immediate family members (or their spouses' immediate family members) have not, at any time, directly or indirectly: (i) engaged in any activity that is the same as, similar to or directly or indirectly competes with the business of these target companies ("competitive business"), or trade with, be employed by or invest in any entity engaged in business competition with such target companies (whether through equity or contract); (ii) to persuade or encourage any employee of these target companies to accept their employment or otherwise recruit any employee of these target companies for themselves or their related persons or any third party;Or (iii) provide advice, assistance or financial assistance for any competitive business. However, for the purpose of this paragraph, (a) Aoyu Deep Processing (as a related person of Guarantor 1) is engaged in its existing related business related to research and development, production, procurement and sales of spherical graphite, micropowder graphite and graphene before the reorganization is completed;And (b) any seller or guarantor who holds the securities of any competitor listed on any stock exchange and enjoys no more than 1% of the outstanding voting rights (and the holder of such securities has no other connection or relationship with such competitors) shall not be regarded as engaging in competitive business. The seller has not violated the obligation of non-competition between any other entities.

52

28.	Non-competition and confidentiality obligations

Except this agreement, there are no other non-competitive agreements or similar commitments that may restrict the target company, the seller or their respective related parties. The seller, the target companies, the R&D personnel and production personnel of the target companies have not violated the agreement between the seller and any third party (for any individual,Including but not limited to the confidentiality agreement signed with the former employer, other confidentiality obligations or similar obligations, and the seller, the target companies and the R&D personnel and production personnel of the target companies have not signed any non-competition and non-competition agreements with any third party (for any individual, including but not limited to the former employer), and do not have any non-competition and non-competition obligations or similar obligations to any third party.

29.	Accountability

Since its establishment, these target companies have not incurred the obligation and responsibility of paying compensation for the services provided by them, resulting in a single payment of more than RMB 100,000 to a single customer.

30.	Going concern

The target company has been operating continuously since its establishment. No Chinese court judgment or other court declared any target company bankrupt or insolvent (or similar situation). There is no pending procedure for bankruptcy or insolvency (or similar situation) of any target company, and to the best of the knowledge of the target company and the seller. No third party will start the above procedure. No receiver, manager or liquidation committee (or other personnel of similar nature) has been appointed to liquidate any target company or any major part of its property or other assets. The target company has the ability to fulfill the repayment obligation when the debt is due, and its assets are enough to cover all its debts.

31.	No undisclosed business

The businesses currently disclosed by these target companies are all the businesses that these target companies participate in and engage in. In particular, these target companies have not participated in insurance, banking and financial services, telecommunications, public facilities and other businesses.

32.	Full disclosure

Any facts related to these target companies or businesses that may have a significant adverse impact have been fully disclosed to the buyer, without any untrue statements of material facts, and without omission of material facts required to avoid misleading these statements.This agreement, any other transaction documents, or any delivery documents (including but not limited to the letter of good faith commitment) delivered to the buyer according to this agreement or any other transaction documents, or the target company and/or the seller themselves or entrust others to the buyer or its consultants during the buyer's due diligence and negotiation on this agreement and other transaction documents.Any other information provided in written or electronic form does not contain untrue, inaccurate, incomplete or misleading information, nor does it omit any information that makes the information stated in these documents untrue, inaccurate, incomplete or misleading in any material respect.

53

Date: October 24th, 2018

Upworth Capital Limited

and

Tycoon Partner Holdings Limited

and

Yang Bo

and

Wu Wenbei

and

Shen Taoyu

Supplemental Agreement

in relation to

Sale and Purchase Agreement

on entire Issued Shares of

Think High Global Limited

Tso Au Yim & Yeung Solicitor

74-77 Connaught Road Central, Hong Kong

2/F, Beautiful Group Tower

Tel: 2537 3780

Fax: 2537 3477

File number: BT/1710103/COM

This supplemental agreement was signed by the following parties on Date       October 2018:

(1)	Upworth Capital Limited, a limited liability company registered in Hong Kong (company registration number: 2570687), whose registered address is located at 11th floor, COFCO Building, 262 Gloucester Road, Causeway Bay, Hong Kong ("Upworth Capital" or "Buyer")

(2)	Tycoon Partner Holdings Limited, a limited liability company incorporated in the British Virgin Islands, whose registered address is at Vestra Corporate Services Centre, Wickhams Cay II, Roadtown, Tortola, VG 1110, British Virgin Islands (the "Seller")

(3)	Yang Bo, Chinese resident ID number 31010819810421058, whose address is Room 401, Unit 3, Building 6, Shuiqingmu Huayuan Community, Haidian District, Beijing, China ("Guarantor 1")

(4)	Wu Wenbei, Hong Kong ID card number M295722(7), whose address is Room C, 3rd floor, Longteng Pavilion (Block 4), Fanling Mingdu Shopping Mall, Fanling, Hong Kong ("Guarantor 2"); and

(5)	Shen Taoyu, Chinese resident ID number 310109198009133216, whose address is Room 3501, No.69 Pinzun International, Lane 58, Tongchuan Road, Putuo District, Shanghai, China ("Guarantor 3")

"Parties" refers to any party to this Supplemental Agreement, while "Buyer and Seller" or "Both Parties" refers to the buyer and the seller.

Whereas:

(A)	On January 31st, 2018, the parties to this supplemental agreement entered into a Sale and Purchase Agreement ("the Sale and Purchase Agreement") on all issued shares of Think High Global Limited.

(B)	On May 31, 2018, and September 28, 2018, the buyer and the seller respectively agreed to extend the "conditions satisfaction period" defined in this agreement from May 31, 2018 to September 30, 2018 and from September 30, 2018 to December 31, 2018.

(C)	On the basis of equality and mutual benefit, the parties to this supplemental agreement agree to make the following amendments and supplements to the contents of this sales and purchase agreement through friendly consultation.

The parties hereby decide as follows:

1.	Definition

1.1	Unless the context otherwise indicates or the relevant decisions have been modified according to this supplemental agreement, the expressions in this Sale and Purchase Agreement (including introduction, schedule and annex) have the same meaning assigned in this supplemental agreement.

1

1.2	Delete the words "convertible bonds" and "convertible shares" and their meanings in Article 1.1 of the Sale and Purchase Agreement.

1.3	The "consideration shares" and its meaning in Article 1.1 of the Sale and Purchase Agreement are changed and modified to "The Buyer will urge the listed company to issue 48,000,000 ordinary shares with a par value of HK$ 0.01 to the seller at a consideration of HK$ 2.79 per share according to Articles 2.3(b)(ii) and 4.2.2(B) of this Agreement to pay part of the consideration".

1.4	The following new words and meanings are added after "consideration shares" and its meanings in Article 1.1 of the Sale and Purchase Agreement:

"Promissory Notes"	：	Means that the purchaser urges the listed company to issue the promissory note with the principal par value of HK$ 348,080,000 for forty-eight (48) months and 2% annual interest to the seller according to Articles 2.3(b)(iii) and 4.2.2(C) of this agreement to pay part of the consideration;

1.5	The meaning of "conditions satisfaction period" in Article 1.1 of the Sale and Purchase Agreement is further changed and modified to "December 31st, 2018, or such later date and time as both parties agree in writing".

2.	Share transfer

2.1	Delete article 2.3 of the Sale and Purchase Agreement and replace with the following new article 2.3:

“ 2.3 The buyer will pay the consideration to the seller in the following methods (or other methods agreed by the buyer and the seller in writing):

(a)	Subject to Article 3.6 of this agreement, the buyer agrees to pay a refundable deposit of HK$ 50,000,000 ("deposit") to the seller as part of the consideration.

2

(b)	On the premise of meeting Article 3.1 of this agreement, the buyer shall pay the balance of consideration of HK$ 642,000,000 to the seller in the following ways on the delivery date:

(i)	HK$ 160,000,000 in cash.

(ii)	Urge the listed company to issue 48,000,000 consideration shares to the seller at a consideration of HK$ 2.79 per share as HK$ 133,920,000 in the consideration. And

(iii)	Urge the listed company to issue a promissory note with a principal par value of HK$ 348,080,000 to the seller as HK$ 348,080,000 in the payment consideration. "

3.	Conditions

3.1	Delete article 3.1(C) of the Sale and Purchase Agreement and replace with the following new article 3.1(C):

“ 3.1(C)	The purchaser is satisfied that the legally qualified accounting firm hired and appointed by the purchaser has issued the accounting reports for the target group from June 1, 2017 to December 31, 2017 and for the six months ended June 30, 2018, and the accounting reports for the transfer as a business for the six months ended June 30, 2018 according to the requirements of the main listing rules; "

3.2	Delete Article 3.1(J) of the Sale and Purchase Agreement.

4.	Delivery

4.1	Delete article 4.2.2 of the Sale and Purchase Agreement and replace with the following new article 4.2.2:

“ 4.2.2	The purchaser shall deliver or cause delivery to the seller after receiving all the documents mentioned by the seller in 4.2.1(A) of this article.

(A)	Pay HK$ 160,000,000

(B)	48,000,000 shares for consideration; and

(C)	A promissory note with a principal value of HK$ 348,080,000. "

3

5.	Statements and warranties

5.1	Delete article 5.9 of the Sale and Purchase Agreement and replace it with the following new article 5.9:

"5.9	The purchaser makes the following statement to the seller and guarantees that the consideration shares issued by the listed company to the seller according to the above 2.3(b)(ii) and 4.2.2(B) shall enjoy the same rights and interests in all aspects as other ordinary shares issued by the listed company and be credited as the paid-up share capital."

6.	Profit guarantee

6.1	Delete article 6.1 of the Sale and Purchase Agreement and replace it with the following new article 6.1:

“ 6.1	The seller hereby makes the following promises and guarantees to the buyer for the audited consolidated after-tax net profit of the target group according to Hong Kong Accounting Standards:

(A)	The audited consolidated after-tax net profit of the target group for the fiscal year ending December 31, 2019 ("fiscal year 2019") shall not be less than HK$ 35,000,000.

(B)	The audited consolidated after-tax net profit of the target group for the fiscal year ending December 31, 2020 ("fiscal year 2020") on January 1, 2020 should not be less than HK$ 35,000,000.; and

(C)	The audited consolidated after-tax net profit of the Group for the fiscal year ending on January 1st, 2021 and December 31st, 2021 ("fiscal year 2021") shall not be less than HK$ 35,000,000.. "

6.2	Delete article 6.2 of the Sale and Purchase Agreement and replace it with the following new article 6.2:

"6.2	If the audited after-tax net profit of the target group is lower than the above-mentioned profit guarantee by more than 5% in any period mentioned in Article 6.1 above (that is, the audited after-tax net profit is lower than HK$ 33,250,000), the purchaser will urge the listed company to deduct the principal par value of the promissory note according to the difference actually lower than the profit guarantee of the current year to adjust the consideration. However, it is agreed that the maximum deductible amount of the principal of the promissory notes in each year according to the profit guarantee difference of this clause is HK$ 70,000,000. "

4

6.3	Delete article 6.4 of the Sale and Purchase Agreement and replace it with the following new article 6.4:

"6.4	The seller promises that if the principal par value of the promissory note needs to be deducted to adjust the consideration due to Article 6, the seller shall return the original promissory note held by the seller to the listed company for deduction within 10 working days after receiving the annual profit notice of the buyer. The purchaser shall urge the listed company to issue a new promissory note with the principal par value reduced and adjusted to the seller within 10 working days after receiving the original promissory note returned by the seller. "

7.	Index and Appendix XIII

7.1	The name of Appendix XIII in the catalogue of Sale and Purchase Agreement is changed and modified to "promissory notes".

7.2	Delete Appendix XIII of the Sale and Purchase Agreement and replace it with Schedule A of this supplemental agreement.

8.	Applicable law and jurisdiction

8.1	This supplemental agreement shall be governed and interpreted by the laws of Hong Kong.

8.2	The parties to this supplemental agreement irrevocably agree to submit to the non-exclusive jurisdiction of the courts in Hong Kong.

5

In witness whereof, this supplemental agreement was signed on the date stated on the first page.

Signature

Chan Yick Yan Andross is authorized to	)
represent and sign on behalf of	)

Upworth Capital Limited

Witness:

6

Signature

Wu Wenbei is authorized to represent )

and sign on behalf of Tycoon Partner )

Holdings

Witness:

7

Signature

Yang Bo (holder of Chinese resident ID	)
number 310108198104221058))

Witness:

8

Signature

Wu Wenbei (holder of Hong Kong ID	)
card number M295722(7)) signed	)

Witness:

9

Signature

Shen Taoyu (holder of Chinese resident	)
ID number 310109198009133216))

Witness:

10

Date: November 13th, 2019

Upworth Capital Limited

and

Tycoon Partner Holdings Limited

and

Yang Bo

and

Wu Wenbei

and

Shen Taoyu

Second Supplemental Agreement

in relation to

Sale and Purchase Agreement

on Entire Issued Shares of

Think High Global Limited

Tso Au Yim & Yeung Solicitor

74-77 Connaught Road Central, Hong Kong

2/F, Beautiful Group Tower

Tel: 2537 3780

Fax: 2537 3477

File number: BT/1710103/COM

This second supplemental agreement was signed by the following parties on November 13th, 2019:

(1)	Upworth Capital Limited, a limited liability company registered in Hong Kong (company registration number: 2570687), whose registered address is located at 11th floor, COFCO Building, 262 Gloucester Road, Causeway Bay, Hong Kong ("Upworth Capital" or "Buyer")

(2)	Tycoon Partner Holdings Limited, a limited liability company incorporated in the British Virgin Islands, whose registered address is at Vestra Corporate Services Centre, Wickhams Cay II, Roadtown, Tortola, VG 1110, British Virgin Islands (the "Seller")

(3)	Yang Bo, Chinese resident ID number 31010819810421058, whose address is Room 401, Unit 3, Building 6, Shuiqingmu Huayuan Community, Haidian District, Beijing, China ("Guarantor 1")

(4)	Wu Wenbei, Hong Kong ID card number M295722(7), whose address is Room C, 3rd floor, Longteng Pavilion (Block 4), Fanling Mingdu Shopping Mall, Fanling, Hong Kong ("Guarantor 2"); and

(5)	Shen Taoyu, Chinese resident ID number 310109198009133216, whose address is Room 3501, No.69 Pinzun International, Lane 58, Tongchuan Road, Putuo District, Shanghai, China ("Guarantor 3")

"Parties" refers to any party to this Supplemental Agreement, while "Buyer and Seller" or "Both Parties" refers to the buyer and the seller.

Whereas:

(A)	On January 31st, 2018, the parties to this second supplemental agreement entered into a Sale and Purchase Agreement ("the Sale and Purchase Agreement") on all issued shares of Think High Global Limited.

(B)	On October 24th, 2018, the parties to this second supplementary agreement signed a supplementary agreement (the "supplementary agreement") relating to the sale and purchase agreement, including the methods of payment of consideration and the terms of profit guarantee.

(C)	On May 31, 2018, and September 28, 2018, the buyer and the seller respectively agreed to extend the "conditions satisfaction period" defined in this agreement from May 31, 2018 to September 30, 2018 and from September 30, 2018 to December 31, 2018.

(D)	According to the preconditions, with the listed company approving the share transfer transaction at the special general meeting of shareholders on January 11th, 2019, in which the expected transactions have been substantially satisfied, because the buyer needs to raise funds to pay the cash of the consideration, the final delivery can only be carried out on August 7th, 2019, and in accordance with the agreement of the sale and purchase agreement and supplementary agreement, the listed company shall issue a promissory note with the principal amount of HK$ 348,080,000 with a maturity of 48 months (immediately after the date of issue of the relevant note, August 7th, 2019) and the annual interest of 2% ("20190807 promissory note") to the seller.

1

(E)	Due to the delay of delivery caused by the buyer, the parties to this second supplementary agreement reached an agreement on the basis of mutual benefit through friendly negotiation and agreed to further modify the term of profit guarantee and the deduction methods of promissory notes to achieve fair and reasonable results.

On the basis of equality and mutual benefit, the parties to this supplemental agreement agree to make the following amendments and supplements to the contents of this sales and purchase agreement through friendly consultation.

The parties hereby decide as follows:

1.	Definition

1.1	Unless the context otherwise indicates or the relevant decisions have been modified according to this supplemental agreement, the expressions in this Sale and Purchase Agreement (including introduction, schedule and annex) have the same meaning assigned in this supplemental agreement.

2.	Profit guarantee

2.1	Delete Article 6.1 of the Sale and Purchase Agreement (as amended by the Supplementary Agreement) and replace it with the following new Article 6.1:

“6.1	The seller hereby makes the following promises and guarantees to the buyer for the audited consolidated after-tax net profit of the target group according to Hong Kong Accounting Standards:

(A)	The audited consolidated after-tax net profit of the target group for the fiscal year ending December 31, 2019 ("fiscal year 2019") on August 7, 2019 should not be less than HK$ 14,095,000 (approximately equivalent to HK$ 35,000,000 x 147/365);

(B)	The audited consolidated after-tax net profit of the target group for the fiscal year ending December 31, 2020 ("fiscal year 2020") on January 1, 2020 should not be less than HK$ 35,000,000;

(C)	The audited consolidated after-tax net profit of the Group for the fiscal year ending on January 1st, 2021 and December 31st, 2021 ("fiscal year 2021") shall be not less than HK$ 35,000,000; and

(D)	The audited consolidated after-tax net profit of the target group for the fiscal year ending on January 1st, 2022 and August 6th, 2022 ("fiscal year 2022") shall not be less than HK$ 20,905,000 (approximately equivalent to HK$ 35,000,000 x 218/365). "

2

2.2	Delete Article 6.2 of the Sale and Purchase Agreement (as amended by the Supplementary Agreement) and replace it with the following new Article 6.2:

"6.2	If the audited consolidated after-tax net profit of the target group in any period mentioned in Article 6.1 above is lower than the above profit guarantee by more than 5%, the purchaser will urge the listed company to deduct the principal par value of the promissory note according to the actual difference lower than the profit guarantee of the current year to adjust the consideration. It is agreed that the deductible amount of the principal of the promissory notes in each year according to the profit guarantee difference of this clause is limited to the following amounts:

(A)	For the fiscal year 2019, the upper limit is HK$ 28,190,000.

(B)	For the fiscal year 2020, the upper limit is HK$ 70,000,000.

(C)	For the fiscal year 2021, the upper limit is HK$ 70,000,000; and

(D)	For the fiscal year 2022, the upper limit is HK$ 41,810,000.

3.	Promissory note

The parties to this second supplementary agreement agree that the listed company will issue a new promissory note as shown in Annex A of this second supplementary agreement to the seller within 4 days after the signing of this second supplementary agreement to replace the 20190807 Promissory Note.

4.	Applicable law and jurisdiction

4.1	This second supplementary agreement shall be governed and construed by the laws of Hong Kong.

4.2	The parties to this second supplementary agreement irrevocably agree to submit to the non-exclusive jurisdiction of the courts in Hong Kong.

3

In witness whereof, this second supplemental agreement was signed on the date stated on the first page.

Signature

Chan Yick Yan Andross is authorized to	)
represent and sign on behalf of	)

Upworth Capital Limited

Witness:

4

Signature

Wu Wenbei is authorized to represent )

and sign on behalf of Tycoon Partner )

Holdings

Witness:

5

Signature

Yang Bo (holder of Chinese resident ID	)
number 310108198104221058))

Witness:

6

Signature

Wu Wenbei (holder of Hong Kong ID	)
card number M295722(7)) signed	)

Witness:

7

Signature

Shen Taoyu (holder of Chinese resident	)
ID number 310109198009133216))

Witness:

8

Appendix A

Promissory Note

Number: 002

Amount: HK$348,080,000

Earthasia International Holdings Limited

(As promisor)

To

Tycoon Partners Holdings Limited
(As holder)

Transferable promissory notes with a total amount of HK$348,080,000

The annual interest rate is 2%

Maturity date:6th August 2023

On January 31st, 2018, Upworth Capital Limited, a wholly owned subsidiary of the Company, as the buyer, Tycoon Partners Holdings Limited as the seller, and Yang Bo, Wu Wenbei and Shen Taoyu as the guarantors, entered into a Sale and Purchase Agreement (including all the supplemental agreements and documents of the agreement ("the Sale and Purchase Agreement") on the entire issued shares of Think High Global Limited. The Company (the issuer of this promissory note) irrevocably promises to pay HK$348,080,000 ("this amount") and interest payable to Tycoon Partners Holdings Limited (the holder of this promissory note) or according to its written instructions on the maturity date. The company shall pay the corresponding interest according to the written instructions of the holder, with the annual interest rate of 2%. The interest shall be calculated from the delivery date defined under this agreement.

The holder of this promissory note has the right to transfer the unpaid amount under this promissory note in writing 14 days prior to the maturity date (the transferee is limited to a third party independent of the Company and its related parties under the Main Board Securities Listing Rules of the Hong Kong Stock Exchange).

However, the Company has the option of early repayment, and by exercising this right the Company can repay all or part of the amount under this promissory note before the maturity date (and pay the interest that has been accrued and unpaid to the date of repayment) with no less than 7 days prior written notice.

This promissory note is governed by the laws of Hong Kong Special Administrative Region of the People's Republic of China ("Hong Kong") and interpreted in accordance with the laws of Hong Kong. The Company (the promisor) hereby agrees to abide by the non-exclusive jurisdiction of Hong Kong courts.

Issue date: This promissory note is signed by the promisor on 13th November 2019.

9

Promisor

EARTHASIA INTERNATIONAL HOLDINGS LIMITED

Stamped with a steel seal and signed by its director.

Witnessed by

Signature of witness:

Name of witness:

10

Appendix

Certificate of Promissory Note

(Front page)

Certificate number: 002	Index number: 002

(Earthasia International Holdings Limited)

(Incorporated in the Cayman Islands with limited liability)

(Stock code: 6128)

HK$ 348,080,000

Due on 6th August 2023

The index number of this promissory note certificate is listed below, and this promissory note certificate was issued by Earth Asia International Holdings Limited (the "Company") by registered name. This promissory note consists of a deed poll dated August 7th, 2019, signed by the Company (the "deed", and this expression shall include the modifications and change of the relevant deed poll from time to time). Each promissory note holder has the right to execute the promissory notes held by him to this company by the deed. The deed (together with any supplemental documents) and a copy of the company's articles of association are available for inspection by the holders of promissory notes at the company's principal business address in Hong Kong.

The holder of the promissory note will be deemed to have noticed of all the provisions contained in the deed (and any supplemental documents thereto) and may obtain copies thereof upon written request to the Company.

This company hereby certifies that the date of this promissory note certificate, the name and address of the promissory note holder printed in the following table will be registered as the promissory note holder in the company's promissory note holder register. As the consideration has been received, the Company agrees to pay the amount due and payable under the relevant promissory notes to the holders of relevant promissory notes certificates registered in the register of promissory notes holders and fulfill the requirements of these conditions (see the definition on the back).

Name and address of the holder of the promissory note	Principal of the note	Index number	Transfer number	Date of issue
Tycoon Partners Holdings	HK$ 348,080,000	002	Not	13th
Limited of Vistra Corporate			applicable	November
Services Centre, Wickhams Cay				2019
II, Road Town, Tortola, VG1110,
British Virgin Islands

The principal proved by the issuance of this promissory note certificate is the relevant interest that shall be paid by the Company under the promissory note and calculated at the annual interest rate of 2% in compliance with and in accordance with these conditions and the deed.

This Certificate is evidence of entitlement only. Title to the promissory note passes only on due registration on the register of noteholders and only the duly registered holder is entitled to payments on promissory note in respect of which this Certificate is issued.

11

Subject to and in accordance with Condition 3 of the Terms and Conditions of the promissory note attached to this Certificate, a note may be transferred by delivery of the original Certificate issued in respect of that note, with the original form of transfer duly completed and signed to the Specified Office of the Registrar and deliver a copy of such Certificate and form of transfer to the Transfer Agent. No transfer of title to any Bond will be effective unless and until entered on the register of Bondholders.

This promissory note certificate shall not be valid for any purpose until signed by or on behalf of the Company.

This promissory note certificate is governed by and shall be construed in accordance with the laws of the Hong Kong Special Administrative Region.

Earthasia International Holdings Limited

by:

Director	Director

12

Certificate of Promissory Note

(Back page)

Terms and conditions of Promissory Notes

The promissory notes issued by Earth Asia International Holdings Limited (the "Company") with a maturity of 48 months of HK$ 348,080,000 (the "promissory notes") shall refer to the promissory notes that have not been repaid at the relevant time or any amount thereof (if the context requires) and are approved and authorized by the resolutions of the company's general meeting held on 1st January 2019 and the board meeting held on 2nd August 2019. The promissory note consists of a deed poll signed by the Company dated 7th August 2019 ("the deed"). And this expression shall include the modification and change of the relevant deed poll from time to time). The statements contained in these terms and conditions are subject to the deed, and the statements include a summary of the specific provisions of the deed. A copy of the deed is prepared at the company's principal business address in Hong Kong (11th floor, COFCO Building, 262 Gloucester Road, Causeway Bay, Hong Kong on this date), and is available for inspection by holders of the deed. The holder of the promissory note enjoys the rights and interests conferred by the deed and is bound by all the provisions of the deed, and the note holder is deemed to know all the provisions of the deed.

1.          Definition and interpretation

1.1        Under these conditions, the following words have the following meanings assigned:

"The Sale and Purchase Agreement"	On January 31st, 2018, Upworth Capital Limited, a wholly owned subsidiary of the Company, as the buyer, and Tycoon Partners Holdings Limited as the seller, and Yang Bo, Wu Wenbei and Shen Taoyu as the guarantors, signed a Sale and Purchase Agreement (including all supplemental agreements and documents of this agreement) on all the issued shares of Think High Global Limited.

"Associates/Connected persons"	In relation to a person, the "associates" and "connected persons" of such person (as these expressions are defined in Chapter 1 of the Listing Rules).

"Note holder"	In the register of note holders, their names are registered as the holders of a certain promissory note, and any "holder" of any promissory note should also have corresponding significance.

"Business Day"	Refers to the day when licensed banks in Hong Kong are open for business during their normal business hours (excluding Saturdays and Sundays).

"Conditions"	These terms and conditions, and as changed from time to time in accordance with the provisions of the deed.

"Disposal allocation"	Refers to any sale, transfer, exchange, lease, loan, lease, cancellation of lease, lease, license, direct or indirect reservation, abandonment, concession, assignment, treatment or granting of any option, priority, authorization, or other rights or interests, including signing any agreement on the above-mentioned behaviors.

13

"Hong Kong"	Hong Kong Special Administrative Region of the People's Republic of China.

"Hong Kong dollars"	The lawful currency of Hong Kong.

"The issue date"	The date when the promissory note was first issued.

"Listing Rules "	the Rules Governing the Listing of Securities on the Stock Exchange.

" Repayment maturity date"	The date when the issue date expires 48 months, which is August 6th, 2023, or the first business day after that date if it is not a business day.

"Not yet paid (of)"	As far as promissory notes are concerned, all promissory notes that have been issued, but not including:

(a)	According to the profit guarantee agreement in Article 6 of the Sale and Purchase Agreement, the principal par value of the promissory note shall be deducted.

(b)	Paid-in promissory notes.

(c)	The promissory notes whose repayment date has expired according to these conditions, and the repayment amount (including all the interest (if any) generated by the relevant promissory notes up to the relevant repayment date) has been paid to the relevant note holders (or their agents)

(d)	The promissory notes that become invalid, or the promissory notes whose claims have reached the statute of limitations according to Condition 10 of these conditions

(e)	The torn or damaged promissory notes, and the relevant promissory notes have been returned in accordance with Condition 4.6 of these conditions in exchange for the replacement promissory notes

(f)	(For the purpose of determining the number of unpaid promissory notes, without compromising the legal status of promissory notes for any other purpose) Promissory notes that are alleged to have been lost or destroyed, and for which a replacement promissory note has been issued; or

14

(g)	The promissory notes repaid, purchased and cancelled according to Condition 7 of these Conditions.

"Registrar of note holders"	A professional registrar is appointed by the Company pursuant pursuant to Condition 4.5 of these Conditions.

"Company shares"	Ordinary shares of the company with a par value of HK$ 0.01 per share, or the shares formed by splitting, merging or reorganization of the aforementioned shares (which can belong to any one or more classes), among which there is no priority difference in the dividend of the company or any amount at the time of winding up (whether voluntary or compulsory) or distribution.

"Designated office"	The principal business address of the Company in Hong Kong listed on the back page of the note certificate, or other address notified to the noteholder according to Condition 13 of these conditions.

"Hong Kong Stock Exchange"	Stock Exchange of Hong Kong Limited.

"Affiliates"	It shall have the meaning defined in the Hong Kong Companies Ordinance (Chapter 622 of the Laws of Hong Kong).

"Taxation"

all forms of taxation, including taxation in Hong Kong and in any territory outside Hong Kong and all forms of profits tax (income tax), interest tax, value added tax, stamp duty and all levies, imposts, duties, charges, fees, deductions and withholdings whatsoever charged or imposed by any statutory, governmental, state, federal, provincial, local or municipal authority whatsoever whether on or in respect of profits, income, revenue, sales, trading, the use, ownership or licensing to or from any person of tangible or intangible assets and the carrying on of other activities, including any fines, interests or other payments relating to taxes, the loss of relief and exemption from and the loss of right of repayment or credit of any tax already paid, and the express10n "Tax" shall be construed accordingly.

1.2           Construction of certain references: References under these conditions to:

(1)	Costs, charges, remuneration or expenses shall include any value added tax, turnover tax or similar tax charged in respect thereof;

15

(2)	any action, remedy or method of judicial proceedings for the enforcement of rights of creditors shall include, in respect of any jurisdiction other than Hong Kong, references to such action, remedy or method of judicial proceedings for the enforcement of rights or creditors available or appropriate in such jurisdiction as shall most nearly approximate thereto;

(3)	any reference to an obligation to be performed or warranty to be given by more than one person, it shall be deemed to be performed or given by the persons jointly and severally;

(4)	words denoting the singular number only shall include the plural number also and vice versa;

(5)	words denoting one gender only shall include the other genders;

(6)	words denoting persons only shall include firms and corporations and vice versa; and

(7)	Time in any day refers to Hong Kong time; and

(8)	Any statutory or non-statutory provisions (including the Listing Rules, Hong Kong Accounting Standards and Hong Kong Financial Reporting Standards) shall include any change or reformulation of these provisions, as well as legal documents, orders or regulations promulgated under relevant provisions (or changed or reformulated provisions).

1.3	Headings: Headings shall be ignored in construing these conditions.

2.            Status, form, denomination and title

2.1	Status: The promissory notes constitute direct, unconditional, unsubordinated and unsecured obligations of the Company and shall at all times rank pari passu and without any preference among themselves. The payment obligations of the Company under the notes shall, save for such exceptions as may be provided by applicable legislation, at all times rank at least equally with all its other present and future unsecured and unsubordinated obligations. No application will be made for the listing of the notes.

2.2	Form and denomination: promissory notes are issued by registered name. The promissory notes should be denominated in Hong Kong dollars, and the principal par value of each promissory note should be HK$ 1 million or its integral multiple. Each note holder will be issued with a note certificate for all the promissory notes registered and held by. Every promissory note and every note certificate shall be arranged in index number order, that shall be recorded on the note certificate, and be recorded in the registrar of note holders maintained and prepared by the company itself (or a third party on behalf of the company).

2.3	Title: the title of promissory notes will be officially transferred only after the register of holders of the notes has been changed and registered.

16

3.            Deduction of denomination of promissory notes

3.1	If the Company shall deduct the principal denomination of the promissory note according to the profit guarantee agreement in Article 6 of the Sale and Purchase Agreement, Tycoon Partners Holdings Limited, as the holder of the promissory note, must return the original promissory note it holds to the Company according to the agreement in Article 6 of the Purchase and Sale and Purchase Agreement and deduct it according to the profit guarantee agreement. Within 10 working days after receiving the original promissory note which was returned by Tycoon Partners Holdings Limited as the holder of the promissory note, the Company shall issue a new promissory note with the principal denomination adjusted by deduction according to the profit guarantee agreement in Article 6 of the Sale and Purchase Agreement.

4.	Transfer of promissory notes, issuance of certificate of notes and registrar of holders of notes

4.1	Transfer and mortgage

(1)	Under the condition of complying with Condition 4.1(2) and (3) of these conditions, and on the premise of obtaining the prior written consent of the Company (and we shall not unreasonably or unreasonably reject the relevant consent), any promissory note can be transferred or mortgaged to other persons, but each transfer should be an integer of HK$ 1 million (or a smaller amount representing all promissory notes). Transfer takes effect after the note certificate representing the promissory note is delivered to the designated office, together with the completed transfer form (the form should be the same as or roughly the same as the attached form I) signed by authorized executives (or other authorized persons) of the transferor and the transferee respectively. Unless and until the relevant contents of the register of note holders have been registered, the transfer of any promissory note has not been and shall not be effective.

(2)	Unless agreed by the Company, the promissory notes shall not be transferred to any connected person of the Company (as defined by the regulations of the Hong Kong Stock Exchange) (if necessary).

(3)	The maximum principal amount of promissory notes transferable by the noteholder before the repayment due date (before deduction according to the profit guarantee in Article 6 of the Sale and Purchase Agreement) is as follows:

According to Article 6 of the Sale and Purchase Agreement, the Buyer	Maximum principal of negotiable promissory notes (Before deduction according to profit guarantee)

Issue the annual profit notice for fiscal year 2019 until the annual profit notice for fiscal year 2020 is issued.	HK$ 166,270,000 (if the principal amount of promissory notes is reduced due to profit guarantee, it will be reduced according to the reduced amount)

Issue the annual profit notice for fiscal year 2020 to before issuing the annual profit notice for fiscal year 2021.	HK$ 236,270,000 (if the principal amount of promissory notes is reduced due to profit guarantee, it will be reduced according to the reduced amount)

Issue the annual profit notice for fiscal year 2021 to before issuing the annual profit notice for fiscal year 2022.	HK$ 306,270,000 (if the principal amount of the bonds that bear the principal of the notes is reduced due to the profit guarantee, it will be reduced according to the reduced amount)

Issue the annual profit notice for fiscal year 2022 until 4: 00 p.m. (Hong Kong time) on the due date.	HK$ 348,080,000 (if the principal amount of the bonds that bear the principal of the notes is reduced due to the profit guarantee, it will be reduced according to the reduced amount)

17

Only the note holder can transfer the relevant promissory notes with the principal deducted (if necessary) only after the company has deducted the principal par value of the promissory notes according to Article 6 of the Sale and Purchase Agreement for the current year.

(4)	The following documents should be delivered to the designated office together with the note certificate: (a) a properly signed transfer form; (b) If any transfer form is signed by the company's executive officer, the authorization document that gives the executive officer the signing power; And (c) if the transfer form is signed by someone other than the noteholder, the Company may reasonably request other evidence (including legal opinions). Within 3 business days from the date of receiving all the aforementioned documents provided by the noteholder, the Company shall cancel the relevant note certificates and issue new note certificates to the transferee (if partially transferred).

4.2	Delivery of new certificates

The new certificate of promissory note issued as a result of the transfer shall be delivered by registered mail or special person within 3 business days from the date the Company receives the transfer form and all other documents mentioned in Condition 3.1(3) of these conditions (the risk of each method shall be borne by the noteholder who enjoys the relevant promissory notes).

4.3	Registration of transfer of promissory note will be effected without charge by or on behalf of the Company or through a third party, but subject to Company complying with relevant provisions, upon payment (or the giving of such indemnity as the Company may require) in respect of any tax (including stamp duty) or other governmental charges which may be imposed in relation to such transfer.

4.4	Close periods: No holder of promissory note may require the transfer of a note to be registered during the period of 7 days ending on the due date for any payment of principal of, or interest on, that note.

4.5	Register of note holders: The Company shall establish and prepare a complete register of note holders at the place it decides from time to time to record the promissory notes and their transfer, cancellation and destruction, and all the replacement note certificates issued instead of any note certificates due to their tearing, damage, loss, theft or destruction. As well as sufficient identification information (including addresses and authorized signatories) about the holders of the promissory notes from time to time. The Company shall further promote that the register of note holders or copies thereof can be made available to all note holders for inspection at a reasonable time.

4.6	Replacement of certificate: If any note certificate is torn, damaged, lost, stolen or destroyed, the note certificate can be replaced at the designated office. The replacement claimant must pay the expenses incurred thereby, provide the company with the relevant evidence and compensation commitments reasonably required by the company, and pay a handling fee determined by the company, the amount of which does not exceed HK$ 50. The torn or damaged note certificate must be returned to the Company before the replacement certificate is issued. If the note certificate is lost or stolen, as a precondition for issuing the certificate of replacement note, its holder should sign a compensation deed to the company, and the terms shall be reasonably satisfactory to the company.

18

5.            Interest

5.1	The interest on the promissory note is 2% per annum and calculated on the outstanding principal amount of the promissory note to the interest payment date mentioned in clause 5.2 below. If the Company adjusts the principal of the promissory note according to the profit guarantee in Article 6 of the Sale and Purchase Agreement, the interest shall be calculated and paid on the outstanding principal amount thereof.

5.2	The interest will be paid in four installments, the first to third payment dates are the third business day after the annual profit notice of the previous fiscal year issued by the buyer according to Article 6 of the Sale and Purchase Agreement and the principal denomination of the promissory note is deducted by the company (if necessary), and the fourth payment date is the maturity date.

6.           Payment

6.1	Payment method: the principal (after deduction, if necessary) or interest (if any) due and payable will be made by transfer in HK$ to the registered account of the note holder or by HK$ cheque drawn on a licensed bank in Hong Kong mailed by registered mail to the registered address of the mote holder if it does not have a registered account, payments of principal and premium (if any) will only be made against surrender of the relevant Certificate at the Specified Office of the Company.

6.2	Registered bank account and address: For the purposes of this Condition, a note holder's registered account means the Hong Kong dollar account maintained by or on behalf of it with a bank in Hong Kong, details of which appear on the register of note holders at the close of business on the first Business Day before the due date for payment, and a note holder's registered address means its address appearing on the register of note holders at that time.

6.3	All payments are subject in all cases to any applicable fiscal or other laws and regulations, but without prejudice to the provisions of Condition 8 (Taxes) No commissions or expenses shall be charged to the Bondholders in respect of such payments.

6.4	Payment initiation: Where payments is to be made by transfer to a registered account, payment instructions (for value the due date or, if that is not a Business Day, for value the first following day which is a Business Day) will be given and, where payment is to be made by cheque, the cheque will be mailed, on the due date for payment or, in the case of a payment of principal and premium (if any), if later, on the Business Day on which the relevant Certificate is surrendered at the Specified Office of the Company.

19

7.            Redemption and cancellation

7.1	Redemption

(1)	early redemption

Under the following circumstances, the promissory notes can be redeemed early by the company:

At any time after the occurrence of any event of default listed in Condition 9 of these conditions, unless the holder of the note has given up investigating the event of default in writing, the holder of the note has the right to issue a written notice requesting the Company to redeem all (but not part) of the outstanding principal of the promissory note in advance according to the redemption amount calculated in Condition 7.1(2) of these conditions. Once the aforesaid written notice is issued, the relevant amount will become due to be returned and paid according to the method described in Condition 6 of these conditions, and the date of return shall be the 30th business day from the date of issuance of the aforesaid written notice.

(2)	Redemption amount

Under the circumstances of Condition 7.1(1) and (3) of these conditions, the redemption amount receivable by the note holder shall be equal to the principal of the unpaid promissory notes, plus the interest generated on the relevant principal (calculated until all payable amounts have been paid), and the redemption amount shall be paid on the maturity date according to Condition 6 of these conditions.

(3)	Voluntary early redemption

Starting from the date of issue of the notes, the Company can redeem all or any part of the promissory notes in advance through negotiation with the holders of the notes. If there are two or more note holders at that time, the Company can choose the redemption object at will, and all the note holders shall not object.

7.2	Cancellation: All promissory notes which are redeemed or purchased by the Company will forthwith be cancelled. Certificates in respect of all notes cancelled will be forwarded to or to the order of the Company (or a third party designated by the Company) and such notes may not be reissued or resold.

8.	Taxation

8.1	If the Company imposes or collects any present or future taxes, levies, levies or government charges (regardless of nature) on or on behalf of tax authorities in Hong Kong or other jurisdictions (or located there) according to any laws, rules, regulations, including but not limited to the deduction or withholding of taxes, income tax and capital gains tax calculated and collected on the overall performance or income of the noteholder). The Company has the right to withhold the relevant amount from the principal, premium (if any) or interest payable by the Company. If the Company is required to make relevant deduction or withholding, after the company pays the aforesaid net amount after deduction or withholding to the noteholder, it shall be deemed that the company has fully fulfilled its obligation to pay the relevant amount.

8.2	The principal, premium (if any) or interest mentioned in these conditions shall include the additional amount to be paid mentioned in these conditions, and any commitments or covenants made according to the deed to add to or replace the relevant amount.

20

9.            Events of default

9.1	Any note holder may give written notice to the Company demanding that the promissory notes are due and repayable if:

(1)	Other default: a default is made by the Company in the performance or observance of any covenant, condition or provision contained in the Instrument or in the Bonds and on its part to be performed or observed (other than the covenant to pay the principal, premium (if any) in respect of any of the Bonds) and such default continues for the period of 14 days next following the service by any Bondholder on the Company of notice specifying brief details of such default; or

(2)	Violation of the share transfer agreement (and any supplemental agreement of the share transfer agreement): any clause of the share transfer agreement (and any supplemental agreement of the share transfer agreement) has been materially violated, including the violation of the statements contained therein, which was unknown before the issuance and delivery of the promissory notes;

(3)	Dissolution of the Company and Disposals: a resolution is passed or an order of a court of competent jurisdiction is made that the Company be wound up or dissolved or the Company disposes of all or substantially all of its assets, otherwise, in any such case, then for the purposes of or pursuant to and followed by a consolidation, amalgamation, merger or reorganization; or

(4)	Encumbrances: an encumbrancer takes possession, or a receiver is appointed of the whole or substantial all of the assets or undertaking of the Company or any Major Subsidiary; or

(5)	Distress etc.: a distress, execution or seizure before judgment is levied or enforced upon or sued out against substantially all of the property of the Company or any Major Subsidiary and is not discharged within 30 Business Days thereof; or

(6)	Suspension or delisting: If the listing of the company's shares on the Hong Kong Stock Exchange is suspended for more than 30 consecutive trading days of the Hong Kong Stock Exchange (except for suspension pending the announcement or circular of the company), or the listing status of the company's shares on the Hong Kong Stock Exchange is withdrawn or withdrawn.

9.2	Once the aforesaid notice is given to the Company, the principal and related interest under the promissory notes (generated under the Condition 5 of these conditions) will become due and payable on the 14th business day from the date of service of the relevant notice.

10.          Prescription

Claims in respect of principal will become prescribed unless made within 1 year (in the case of principal or premium) in respect thereof.

11.          Enforcement

At any time after the promissory notes have become due and repayable, any note holder may, at its discretion and without further notice, take such proceedings against the Company as it may think fit to enforce repayment of the notes and to enforce the provisions of the these Conditions.

12.          Modifications and waivers

12.1	Modifications to the promissory notes or these Conditions may be effected only by deed poll, executed by the Company and expressed to be supplemental to the promissory notes or these Conditions.

21

12.2	Interests of note holders: In connection with the exercise of its functions (including but not limited to those in relation to any proposed modification or waiver) the Company shall have regard to the interests of the note holders as a class and shall not have regard to the consequences of such exercise for individual note holders and the Company shall not be entitled to require, nor shall any note holder be entitled to claim, from the Company any indemnification or payment in respect of any tax consequences of any such exercise upon individual note holders.

13.           Notices

13.1	Every note holder shall register with the Company an address either in Hong Kong or elsewhere to which notices can be sent and if any note holder shall fail to do so, notice may be given to such note holder by sending the same in any of the manners hereinafter mentioned to his last known place of business or residence or, if there be none, by posting up the same for three days at the principal place of business and the registered office for the time being of the Company.

13.2	A notice shall be given by personal delivery, prepaid registered mail (registered airmail in the case of an overseas address to where airmail service is available).

13.3	All notices with respect to promissory notes standing in the names of joint holders shall be given to whichever of such persons is named first on the register of note holders maintained by the Registrar and notice so given shall be sufficient notice to all the holders of such notes.

13.4        The aforesaid notices shall be deemed to have been delivered or received at the following times:

(1)	If by the deposit of the letter with postal authorities or in a postbox in a same place, 2 business days after the day of posting.

(2)	If by airmail, 4 business days after the day of posting.

(3)	If by personal delivery, at the time of delivery.

(4)	If it is posting by notice at the registered address or principal business address of the Company itself, the time of posting the notice shall be indicated on the first day of posting.

13.5	All notices to note holders shall be deemed validly given if mailed to them at their respective addresses in the register of note holders.

14.          Governing law and jurisdiction

14.1	Governing Law: The promissory note and this deed are governed by, and shall be construed in accordance with the laws of Hong Kong.

14.2	Jurisdiction: Hong Kong courts have the jurisdiction to resolve any disputes arising from or related to this deed or promissory note, so any legal actions or lawsuits ("such lawsuits") arising from or related to this deed and/or promissory note can be brought in Hong Kong courts. The holder of the note has the right to initiate such litigation in any other court in other jurisdictions, and the initiation of such litigation in one or more jurisdictions does not exclude the initiation of such litigation in other jurisdictions (whether at the same time or not).

22

Additional form I for these Conditions of promissory notes

For value received, the undersigned hereby transfers to:

(Please print or typewrite the name of the transferee)

HK$          principal amount of the promissory note in respect of which this Certificate is issued, and all rights in respect thereof.

All payments in respect of the note hereby transferred are to be made (unless otherwise instructed by the transferee) to the following account, which is the registered bank account of the transferee for the purpose of Condition 6.2 of these Conditions (until further notice):

Bank name:

Hong Kong dollar account number：

Name of account holder:

For the purpose of Condition 13.1 of these conditions, the following address is the registered address of the assignee (until further notice):

Address of transferee:

Date:

Name of transferor	Name of transferee

Signature of transferor	Signature of transferee

Witness of the transferor	Witness of the transferee

Note:

(i)	A representative of the note holder shall state the capacity in which he signs, e.g. director.

(ii)	The signature of the person effecting a transfer shall conform to any list of authorized specimen signatures supplied by the registered holder or be certified by a recognized bank, notary public or in such other manner as the Registrar requires.

(iii)	Any transfer of the promissory note shall be in accordance with Condition 3 of the terms and conditions of promissory notes (including but not limited to the prior written consent of the Company).

(iv)	Unless otherwise defined, the expressions used in this transfer form have the same meaning assigned as those defined in the transferable promissory note with an aggregate amount of HK$348,080,000 issued by Earthasia International Holdings Limited on August 7th, 2019.

23